UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Porch Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

STOCKHOLDER LETTER	1
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS	3
GENERAL INFORMATION	5
GLOSSARY OF TERMS	6
PROXY STATEMENT SUMMARY	8
OUR COMPENSATION AND GOVERNANCE HIGHLIGHTS	11
PROPOSAL 1: ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT	12
General	12
Vote Required	12
Recommendation of The Board	12
OUR BOARD NOMINEES	13
Board Nominees	13
Director Nominee Skills and Experience	17
Board Diversity	18
Board Diversity Matrix	18
CORPORATE GOVERNANCE, STRUCTURE AND RESPONSIBILITY	19
Declassified Board (fully declassified effective at the Annual Meeting)	19
Director Independence	19
Board Leadership Structure – Lead Independent Director	19
Role of the Board in Risk Oversight	20
Cybersecurity Risk Management	23
Evaluations of the Board	23
Meetings of the Board	23
Board Committees	23
Corporate Governance Guidelines	27
No Director Over-boarding	27
Plurality Plus Voting for Directors; Director Resignation Policy	27
Code of Business Conduct and Ethics	28
Stock Ownership by Directors	28
Insider Trading and Rule 10b5-1 Trading Plan Policies	28
Prohibition on Hedging and Pledging of Company Securities	28
Stockholder Engagement	29
Stockholder Communications	29
Environment, Social and Governance	29
Policy for the Recovery of Erroneously Awarded Compensation (Dodd-Frank Compliant Policy)	30
DIRECTOR COMPENSATION	32
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024	34
General	34
Vote Required	34
Recommendation of The Board and Audit Committee	34
AUDIT FEES AND AUDIT COMMITTEE REPORT	35
EXECUTIVE OFFICERS	37
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	38
PROPOSAL 3: APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	41
General	41
Vote Required	41
Recommendation of The Board	41
COMPENSATION DISCUSSION AND ANALYSIS	42
Our NEOs	42
2023 NEO Compensation Philosophy	42
2023 NEO Compensation Program	42
2023 NEO Incentive Programs	42

Forward-Looking Statements
Certain statements in this proxy statement, including the letter to stockholders, may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, assumptions, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including, but not limited to, risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those discussed in subsequent reports filed with the Securities and Exchange Commission, all of which are available on the SEC’s website at www.sec.gov. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends,” or similar expressions. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management at the time they are made, are inherently uncertain. Nothing in the stockholder letter or proxy statement should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Unless specifically indicated otherwise, the forward-looking statements in do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed. The Company does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events, or otherwise, except as may be required by law.

STOCKHOLDER LETTER

Dear Porch Group Stockholders,

I am thrilled to take this opportunity to express my pride in the accomplishments and dedication of the Porch team over the past year. Our team demonstrated resilience, focus, and delivered strong performance, despite facing numerous market headwinds. We have made good strides in both our insurance and SaaS businesses and are well positioned to win in homeowners insurance through our differentiators.

Matt Ehrlichman
Chairman, Founder and Chief Executive Officer
Who We Are
At Porch, we are committed to being the partner for the home, offering a range of products and services designed to protect consumers' most valuable asset and make the move and ongoing maintenance easy. Central to this commitment is our focus on homeowners insurance.
Our strategy for capturing the large and expanding homeowners insurance market revolves around three key differentiators: 1) providing the best services for homebuyers, 2) advantaged underwriting utilizing our unique property data, and 3) protecting the whole home.
Our vertical software products play a crucial role in supporting our insurance strategy by providing us with unique early access to homebuyers and insights about properties. This data enables us to better predict and price risk for homeowners insurance.
2023 Highlights1
Throughout 2023, we executed against various initiatives with a focus on insurance profitability. This included increasing premium per policy, non-renewing higher-risk policies, and improving underwriting, including the use of property insights unique to Porch. Additionally, we had success in our warranty and software businesses, launched new partnerships, and executed cost reductions across our businesses.
We ended the year on a high note. Our financial results for the fourth quarter of 2023 were strong and exceeded expectations: Revenue grew by 79% to $115 million. Revenue less Cost of Revenue increased by 82% to $80 million, and GAAP net loss improved $33 million to $(3) million. Most notably, our Adjusted EBITDA1 profit for the fourth quarter was $12 million, a substantial increase of $25 million compared to the same period in 2022. In every aspect, it was a remarkable quarter for us that sets up an exciting 2024 and future ahead.

ir.porchgroup.com	1

For the full year 2023, we achieved Revenue of $430 million, a 56% increase over prior year and Revenue less Cost of Revenue of $210 million, a 25% increase over prior year. GAAP net loss was $(134) million in 2023, a $23 million improvement from prior year. Adjusted EBITDA1 (Loss) was $(45) million, a $5 million improvement over prior year. Most importantly, we surpassed our second-half 2023 profitability goal, achieving Adjusted EBITDA1 of $21 million. Notably, Adjusted EBITDA1 in the second half of 2023 was $45 million better than the second half of 2022. We are proud of the amount of progress we were able to make in just 12 months despite a challenging market environment, including the sharp increase in interest rates over the last couple of years, higher cost of reinsurance and claims, contraction in the real estate market, and historically challenging weather events.
Importantly, we finished a variety of system implementations during 2023 through which we addressed and remediated material weaknesses from 2022, a significant achievement driven by the expertise and leadership of our team. We also released our initial ESG report and we look forward to sharing more in the future.
2024 Outlook
Looking ahead, we are excited about 2024. Our full-year guidance reflects our commitment to sustainable growth and continued profitability improvements. We expect to achieve positive Adjusted EBITDA for the 2024 full year, underpinned by our continued focus on executing our insurance profitability actions, increasing prices in our software businesses, and prudent cost management.
As we reflect on our journey since becoming a public company in December 2020, it's clear that we made significant progress. We’ve delivered strong revenue growth at a 60% 4-year CAGR, from $72 million in 2020 to the $470 million mid-point of our 2024 guidance1. This is driven by our Insurance segment, which reflects the strength of our business model and the dedication of our team. Our 2024 mid-point of Adjusted EBITDA guidance is $5.5 million, a $50 million improvement compared to 2023. We are just getting started.
Closing
I want to express my sincere appreciation to our shareholders for your continued support and confidence in Porch. We believe that we are well-positioned for success, and are excited about the opportunities that lie ahead.
I would like to invite you to participate in our 2024 annual stockholder meeting to be held virtually on Wednesday, June 12, 2024, at 10 a.m. Pacific Time. You will be asked to vote on several items and I encourage you to read the proxy statement prior to the meeting, which includes details on how to attend and cast your votes. This year, among other items, you will be asked to vote on the election of the entire director nominees. This change in practice reflects our continuing commitment to employ best in class governance practices and accountability to our stockholders.
If you have any questions or would like to get in touch regarding anything mentioned in this letter, you may reach us at ir@porch.com.
Onward!
Matt Ehrlichman
Porch Group Chairman, Founder and Chief Executive Officer
April 24, 2024
1.    See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (Loss) to net income (loss), which is the most directly comparable measure under GAAP, and Adjusted EBITDA (Loss) as a percentage of Revenue. Porch is not providing reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measures because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of Porch’s control. In particular, the charges excluded from these non-GAAP measures are subject to high variability and complexity due to Porch’s ongoing growth.

2	2024 Proxy Statement

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2024
Notice is hereby given that the 2024 annual meeting of stockholders (the “Annual Meeting”) of Porch Group, Inc., a Delaware corporation (the “Company”), will be held on June 12, 2024, at 10:00 a.m. Pacific Time as a virtual meeting held entirely over the Internet, to consider the following matters, as more fully described in the enclosed proxy statement:
■election of the eight directors named in the enclosed proxy statement, each to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal, or other termination of service;
■to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
■the approval of, on an advisory (non-binding) basis, the compensation of our named executive officers; and
■to consider and transact other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on April 15, 2024, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
To attend the Annual Meeting, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2024. A list of stockholders of record will also be available during the Annual Meeting on the meeting website. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in the enclosed proxy statement.
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2024. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instructions form.

YOUR VOTE IS IMPORTANT
You may cast your vote in advance of the Annual Meeting over the Internet, by telephone or by completing and mailing a proxy card. Voting in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting and to vote your shares electronically during the Annual Meeting. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting.

ir.porchgroup.com	3

You can find detailed information regarding voting in the section entitled “General Information” on the page immediately following the "Notice of 2024 Annual Meeting of Stockholders" of the accompanying proxy statement.
By order of the Board of Directors,
Matthew Cullen
General Counsel and Secretary
Seattle, Washington
April 24, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2024
The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are first being sent and made available to stockholders on or about April 24, 2024 at www.proxyvote.com.
The date of this proxy statement is April 24, 2024.

4	2024 Proxy Statement

GENERAL INFORMATION

This proxy statement is furnished to stockholders of Porch Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board”) for use at our 2024 Annual Meeting of Stockholders to be held on June 12, 2024 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Pacific Time as a virtual meeting held entirely over the Internet.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“Form 10-K”) available to our stockholders electronically via the Internet at www.proxyvote.com. We believe that internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about April 24, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement, Form 10-K, and vote over the Internet or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
The Annual Meeting will be held entirely over the Internet via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location. To attend the Annual Meeting, vote and submit your questions during the Annual Meeting, go to www.virtualshareholdermeeting.com/PRCH2024. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com and by the other methods described in this proxy statement. Our virtual format leverages the latest technology to provide expanded access, improved communication and cost savings for our stockholders, while providing our stockholders with the same rights and opportunities as they would have at an in-person meeting.
To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/PRCH2024. You will log into the Annual Meeting by entering your unique 16-digit control number found on your proxy card or voting instructions form.

ir.porchgroup.com	5

GLOSSARY OF TERMS

Term	Definition
2012 Stock Plan	Porch.com, Inc. 2012 Equity Incentive Plan
2020 Stock Plan	Porch Group, Inc. 2020 Stock Incentive Plan
2023 Bonus Plan	Senior Level Performance Bonus Plan
2023 LTI Equity Program	Long-term incentive compensation awarded to NEOs in 2023 comprised of RSUs and PRSUs, with PRSUs representing 75% of the award and RSUs representing 25% of the award
Absolute Share Price
Absolute share price based upon the closing price of a share of common stock of the Company being equal to or greater than certain specified prices (calculated based upon compound annual growth rates of the VWAP Common Stock Price) over a defined period.

Achievement Period	Each year of the performance period for PRSU awards subject to two performance goals
Annual Meeting	2024 Annual Meeting of Stockholders of Porch Group, Inc.
Board	Board of Directors of Porch Group, Inc.
Business Combination	Business combination of Porch.com with PropTech Acquisition Corporation
Bylaws	Amended and Restated Bylaws of Porch Group, Inc.
CAGR	Compound Annual Growth Rate
CAP	Compensation actually paid
CEO Employment Agreement	Employment agreement with Mr. Ehrlichman
Certificate of Incorporation	The Third Amended and Restated Certificate of Incorporation dated June 9, 2022
CFO Employment Agreement	Employment agreement with Mr. Tabak
Change in Control Termination	Upon a termination of the Executive’s employment by the Company without Cause (and other than by reason of death or Disability), or the Executive’s resignation for Good Reason, in each case within 12 months following a Change in Control
CIRP	Cybersecurity Incident Response Plan
COO Employment Agreement	Employment agreement with Mr. Neagle
Code	The Porch Group, Inc. Code of Business Conduct and Ethics adopted by the Board effective December 23, 2020, amended April 9, 2024
Committees	Standing Committees (i.e., Audit, Compensation, Nominating and Corporate Governance, and Mergers and Acquisitions Committees) of the Board of Directors of Porch Group, Inc.
Company	Porch Group, Inc.
EBITDA	Earnings before interest, taxes, depreciation, and amortization
ESG	Environmental, Social and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
Executive	Each of Messrs. Ehrlichman, Neagle, and Tabak, for purposes of the "Employment Agreements" section of this proxy statement
EY	Ernst & Young LLP, the Company's former independent registered public accounting firm
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation
Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC
GAAP	Generally accepted accounting principles in the United States
Grant Thornton	Grant Thornton, LLP the Company's independent registered public accounting firm
HOA	Homeowners of America Insurance Company

6	2024 Proxy Statement

Internet Notice	Notice of Internet Availability of Proxy Materials
IRS Code	Internal Revenue Code of 1986, as amended
Legacy Porch	Porch.com, Inc.
LTI	Long-term incentive
Nasdaq	The Nasdaq Stock Market
NEO	Named Executive Officer
Non-Change in Control Termination	Termination of the Executive's employment by the Company without Cause (and other than by reason of death or Disability), or his resignation for Good Reason
PCAOB	Public Company Accounting Oversight Board
PEO	Principal Executive Officer
PRSU	Performance-based Restricted Stock Unit
RSU	Restricted Stock Unit
SaaS	Software-as-a-service
SOX	Sarbanes-Oxley Act of 2002
Say on Pay	The opportunity for stockholders to vote (annually) on the Company’s NEO compensation program
SEC	U.S. Securities and Exchange Commission
Severance Period	Period of 12 months
STI	Short-term incentive
TSR	Total Shareholder Return
TTM Revenue Condition	Trailing twelve-month revenue
U.S.	United States
Vesttoo	Vesttoo Ltd.
VWAP	Volume-weighted average price of a share of common stock of the Company
WTW	The Company's independent compensation consultant, formerly Willis Towers Watson

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ir.porchgroup.com	7

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read carefully the entire proxy statement and Form 10-K before voting.

About the Annual Meeting

Date and Time	Place	Record Date

June 12, 2024, at 10:00 a.m. Pacific Time	Virtual Meeting Site: www.virtualshareholdermeeting.com /PRCH2024	You can vote if you were a stockholder of record as of the close of business on April 15, 2024

If you plan to attend the virtual meeting, please be sure to have available your 16-digit control number found on your proxy card or voter instruction form. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/PRCH2024 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, submit questions or access the list of stockholders as of the record date during the meeting.
Proposals and Voting Recommendations

	Board Vote Recommendation	Page
PROPOSAL 1: ELECTION OF DIRECTORS Election of the eight directors named in this proxy statement, each to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or other termination of service.	FOR each Director Nominee	12
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR	34
PROPOSAL 3: SAY ON PAY Advisory (non-binding) vote to approve named executive officer compensation.	FOR	41
Ways to Vote
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instructions form. Internet or telephonic voting may also be available. Please see your voting instructions form provided by your broker, bank or other nominee for further details. If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting in one of the following ways:

By Internet: Visit www.proxyvote.com with your proxy card in hand and follow the instructions on the web site.	At the Meeting: Go to www.virtualshareholdermeeting.com /PRCH2024 and follow the voting instructions.	By Telephone: Call 1-800-690-6903, have your control number available and follow the instructions. Your control number can be found on your proxy card or voter instruction form.	By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood NY 11717.

8	2024 Proxy Statement

About Porch Group, Inc.
Porch Group is a leading vertical software and insurance platform and is positioned to be the best partner to help homebuyers move, maintain, and fully protect their homes. We offer differentiated products and services, with homeowners insurance at the center of this relationship.
We differentiate and look to win in the massive and growing homeowners insurance opportunity by 1) providing the best services for homebuyers, 2) leading by advantaged underwriting in insurance, 3) protecting the whole home.
As a leader in the home services SaaS space, we’ve built deep relationships with approximately 30 thousand companies that are key to the home-buying transaction, such as home inspectors, mortgage companies, and title companies.
We have grown the utilization of our software across these industries; for example, more than 40% of home inspections in 2023 and approximately 40% of title transactions in 2023 were processed through our software. These relationships provide us with early insights to a significant number of U.S. homebuyers. In partnership with these companies, we have the ability to help simplify the move for consumers with services such as insurance, warranty, moving and more.
Through our vertical software products we have unique insights into the majority of U.S. properties. This data helps feed our insurance underwriting models, better understand risk, and create competitive differentiation in underwriting.
We provide full protection for the home by including a variety of home warranty products alongside homeowners insurance. We are able to fill the gaps of protection for consumers, minimize surprises, and deepen our relationships and value proposition
Summary of Company Financial and Operating Performance
The Porch team delivered a strong performance in 2023, despite the challenges faced. Over the past year there were interest rate increases, higher reinsurance costs, housing market declines, and challenging weather events. The team remained focused and delivered record profitability in the second half of 2023, a milestone for the Company. Other key accomplishments include:
■Improving profitability through insurance profitability actions which focused on increases in premium per policy, non-renewal of higher risk policies and other underwriting actions
■Launching Porch Warranty and new products for software customers, resulting in increased pricing and high customer retention
■Reducing costs across the business while continuing investment in key growth initiatives

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2023 Financial and Operating Performance Highlights

■	Total Revenue of $430.3 million, an increase of 56% from total Revenue of $275.9 million for 2022
■	Revenue less Cost of Revenue of $210.1 million, a 25% increase from $168.4 million for 2022
■	GAAP net loss of $(133.9) million, compared to a GAAP net loss of $(156.6) million for 2022
■
Achieved second half 2023 Adjusted EBITDA[1] target of $21 million (~$45 million increase compared to prior year), which benefited from the insurance profitability actions, surpassing the second half 2023 profitability target set two years ago

■	Adjusted EBITDA (Loss) [1] of $(44.5) million or (10)% of total Revenue, compared to the Adjusted EBITDA loss[1] of $(49.6) million or (18)% of total Revenue for the full year 2022
■	Insurance segment key performance indicators:
■ Gross Loss Ratio of 69%, compared to 72% in 2022
■ Gross written premium decreased 2% to $525 million from $536 million in 2022
■ Annualized premium per policy increased 55% to $1,884 from $1,215 in 2022
■	Software and services to companies:
■ Average number of companies of 30,476 compared to 29,032 in 2022
■ Average revenue per company per month of $1,184 a 49% increase compared to $794 in 2022
■	Monetized services[1] for customers:
■ Number of monetized services was 903,455, compared to 1,128,223 in 2022
■ Average revenue per monetized service was $404, an increase from $184 in 2022
■	$398 million(2) of cash, cash equivalents, short-term and long-term investments as of December 31, 2023
■	$34 million positive operating cash flow for 2023
■	Refinanced debt, reducing medium-term maturity by $200 million while raising secured debt at 6.75% coupon
■	Launched new products in the SaaS businesses, increased pricing and built new partnerships
■	No material weaknesses in 2023, following system implementations and improvements in the control environment
(1)See "Appendix A" of this proxy statement, entitled “Use of Non-GAAP Financial Measures,” for the reconciliation of Adjusted EBITDA (Loss) to net income (loss), which is the most directly comparable measure under GAAP. See "Appendix B" of this proxy statement, entitled “Use of Key Performance Measures,” for the reconciliation of Average Revenue per Monetized Service.
(2)Of this amount, HOA, Porch's insurance carrier, held cash and cash equivalents of $208 million and investments of $103 million. Excluding HOA, Porch held $87 million of cash, cash equivalents and investments.

WE SIMPLIFY THE HOME JOURNEY

10	2024 Proxy Statement

OUR COMPENSATION AND GOVERNANCE HIGHLIGHTS

Our NEO Compensation Program, Practices and Policies

■Stockholders have the opportunity to vote annually on the Company’s NEO compensation program (say-on-pay)
■Engage independent compensation consultant
■Ongoing review of our compensation strategy and our compensation-related risk profile
■Change of control double-trigger equity awards generally
■Full prohibition on hedging and pledging of our securities by NEOs
■Adopted clawback policy in-line with the Nasdaq listing standards as a result of SEC rulemaking

■Continue to mature and enhance our performance-based programs to further incentivize our NEOs to achieve our overall financial and operational objectives and deliver long-term value to our stockholders
■Utilize annual peer group benchmarking, including ongoing review of peer group composition
■Stock ownership guidelines for NEOs
■Prohibit repricing or replacing stock options for NEOs
■No guaranteed salary increases and do not provide gross-ups for severance payments

Our Corporate Governance Practices and Policies

■Fully declassified Board structure effective as of this 2024 annual meeting of stockholders with annual director elections
■Lead Independent Director with significant responsibilities; elected by independent directors
■Our independent directors meet at least quarterly in executive session
■Proactive achievement of establishing a diverse Board; Board nominee selection criteria takes into account diversity and experience, among other criteria
■Released first-ever ESG report following initial materiality assessment with support of independent consultant; continued commitment and plans for ESG, including future reporting, stakeholder engagement, and publication of ESG-specific key performance indicators
■Our Board and Committees engage in annual self-evaluations; in 2023, through discussion and directed feedback and engagement with management
■Annual management and board engagement to review board charters and Company policies for legal compliance and best practices; updates recommended by the Board committees and approved by the Board

■Director resignation policy, including for conflicts of interest, over-boarding policy and a “plurality-plus” voting standard in uncontested elections
■Enterprise risk assessment process designed to identify and mitigate key risks, including those related to financial systems, SOX compliance, cybersecurity, information systems, and data
■Adopted clawback policy in-line with the Nasdaq listing standards as a result of SEC rule making
■Full prohibition on hedging and pledging of our securities by directors, NEOs, and employees
■Enhanced controls and procedures for cybersecurity risk management and incident response to comply with new SEC disclosure requirements
■Stock ownership guidelines applicable to executive officers and directors
■Established enhanced internal control procedures to strengthen our internal control over financial reporting and address previously identified material weaknesses; remediated all previously identified material weaknesses over internal control over financial reporting as of December 31, 2023

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PROPOSAL 1: ELECTION OF THE DIRECTORS NAMED IN THIS PROXY STATEMENT

General
In 2022, our stockholders approved changes to our Certificate of Incorporation to declassify our Board and move to one-year terms, with such transition period ending in 2024. Our current term of office for our Class I, Class II and Class III directors expires at this Annual Meeting, with the result being that, beginning with the Annual Meeting and at each subsequent annual meeting of stockholders, all of our directors are nominated for election for terms that expire annually. Upon recommendation by the Nominating and Corporate Governance Committee, the Board proposes that each director named in this proxy statement be elected for a new one-year term expiring at the 2025 annual meeting and until their respective successors are duly elected and qualified.
The Board nominated Matthew Ehrlichman, Sean Kell, Rachel Lam, Alan Pickerill, Amanda Reierson, Maurice Tulloch, Camilla Velasquez and Regi Vengalil for election to the Board at the Annual Meeting. Each of the director nominees currently serves on the Board, has consented to being named in this proxy statement and agreed to serve, if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
Information regarding the director nominees, including the qualifications, attributes and skills that led our Board to nominate each as a director, can be found below under “Board Nominees.”
There are no family relationships between or among any of our executive officers or director nominees.
Vote Required
The eight nominees receiving the highest number of votes "FOR" their election will be elected as directors; however, any director nominee who receives more “WITHHOLD” votes than “FOR” votes will tender his or her resignation to the Board promptly following certification of the stockholder vote. See "Corporate Governance, Structure and Responsibility—Plurality Plus Voting for Directors; Director Resignation Policy" for more information. Brokers do not have discretion to vote on this proposal. Withhold votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the election of each of the director nominees named in this proxy statement.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE BOARD NOMINEES NAMED ABOVE.

12	2024 Proxy Statement

OUR BOARD NOMINEES

Board Nominees

Matthew Ehrlichman Age: 44 Director since 2020

Matthew Ehrlichman is the Founder, Chief Executive Officer and Chairman of the Company. Prior to founding Legacy Porch in 2011, Mr. Ehrlichman was Chief Strategy Officer at Active Network. Mr. Ehrlichman joined Active Network in 2007 and helped grow its revenues from $65 million in 2006 to $420 million and an IPO in 2011. Before joining Active Network, Mr. Ehrlichman was Co-Founder and Chief Executive Officer at Thriva, which was acquired by Active Network in March 2007 for approximately $60 million in cash and stock. Mr. Ehrlichman built Thriva out of his dorm room at Stanford University, where he received his B.S. in Entrepreneurial Engineering and M.S. in Management Science and Engineering. In 2014, Mr. Ehrlichman was named USA TODAY’s Inaugural Entrepreneur of the Year. Mr. Ehrlichman is currently the largest single owner of Porch Group, Inc. Mr. Ehrlichman is qualified to serve as a director due to his significant leadership since the founding of Legacy Porch in 2011 and throughout our journey as a new public company, as well as his ongoing contributions to our long-term strategy and criticality to our current and future business, and his extensive business experience in the home and technology industries.

Sean Kell Age: 55 Director since 2022

Sean Kell was appointed as a director in March 2022 and is the Chief Executive Officer for MD2 an innovative medical concierge service. Formerly, he served as the Chief Executive Officer at Blue Nile, Inc. from 2019 until March 2023. He was charged with driving the Blue Nile strategic vision and elevating the company’s modern approach to purchasing handcrafted diamond rings and exquisite jewelry online. From 2011 to 2019, Mr. Kell served as Chief Executive Officer of A Place for Mom, a senior living marketplace, where he was responsible for overall brand management and business expansion. Mr. Kell has a proven track record of building successful businesses in e-commerce, digital innovation and product management across leading online retail organizations including Expedia, Hotels.com and Starbucks. He has also previously held various roles at McKinsey and IBM. Mr. Kell holds a M.B.A. from the University of Chicago and a B.S. in Electrical Engineering from the University of Southern California. Mr. Kell is well qualified to serve as a director due to his significant experience working with companies that are implementing rapid technological changes, brand development and business expansion.

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Rachel Lam Age: 56 Director since 2021

Rachel Lam has served as a director since August 2021 and is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as Senior Vice President and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies and served on the board of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on 20 boards of directors over the years and currently serves on the board of Magnite (Nasdaq: MGNI), the world’s large independent sell-side ad platform. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994. Ms. Lam is well qualified to serve as a director due to her extensive experience serving on both private and public company boards, along with her financial, M&A and strategy experience.

Alan Pickerill Age: 57 Director since 2020

Alan Pickerill has served as a director since December 2020. Mr. Pickerill has served in a variety of finance and accounting roles, mainly for publicly-traded technology companies. Most recently he served as Expedia Group’s Executive Vice President, Chief Financial Officer and Treasurer from September 2017 to December 2019 and had been with the Company since 2008. Mr. Pickerill oversaw Expedia Group’s accounting, financial reporting and analysis, investor relations, treasury, internal audit, tax and global real estate teams. Previously, he served as Expedia Group’s Senior Vice President of Investor Relations and Treasurer from July 2015 to September 2017. Mr. Pickerill was a director of Legacy Porch from September 2019 until the completion of the December 2020 business combination that created Porch Group, Inc. He currently serves as a chair of the board for Leafly Holdings, Inc. (Nasdaq: LFLY), a director for Manson Construction (a privately held marine construction company), a director for the YMCA of Greater Seattle and as adjunct faculty for the University of Washington Foster School Executive MBA program. Mr. Pickerill began his career as an accountant for seven (7) years at Deloitte and Touche before working at a variety of publicly-traded technology and internet companies, including serving as Chief Financial Officer of INTERLINQ Software Corporation, a publicly-traded technology provider, as well as roles at Microsoft and Getty Images. Mr. Pickerill was licensed as a certified public accountant in Washington in 1991. Mr. Pickerill holds a B.A. degree in Business and Accounting from the University of Washington’s Michael G. Foster School of Business. Mr. Pickerill is well qualified to serve as a director due to his extensive experience in finance-related leadership and governance roles in a public-held technology company.

14	2024 Proxy Statement

Amanda Reierson Age: 47 Director since 2022

Amanda Reierson was appointed as a director in October 2022. She is a marketing veteran with over two decades of experience, including significant management experience in home services and property and casualty insurance. Ms. Reierson served as Chief Marketing Officer at Avant, a financial technology company that provides access to innovative financial solutions, including personal loans and credit cards, and is focused on reaching consumers wherever they may be on their financial journey. Prior to joining Avant, Ms. Reierson served as Head of Marketing at Sequoia-backed Thumbtack, overseeing all branding/creative efforts, media, CRM, and product marketing. Ms. Reierson was also previously Chief Growth Officer at Farmers Insurance, where she led the company's digital marketing and product transformation. Throughout her career she has also served in a variety of B2C and B2B marketing roles at Yahoo, DIRECTV, and the Los Angeles Times. She received her B.A. in Political Science from the University of California, Los Angeles.

Maurice Tulloch Age: 55 Director since 2021

Maurice Tulloch has served as a director since August 2021. From March 2019 until his retirement in July 2020, Mr. Tulloch was Group Chief Executive Officer at Aviva plc, a leading multinational insurance company headquartered in London. He joined the Board of Aviva as an Executive Director in June 2017. In his role at Aviva, he oversaw global leadership, operations, strategy, risk management and governance. In addition, from 1992 until 2019, Mr. Tulloch held many executive and leadership roles at Aviva prior to serving as its Group Chief Executive Officer. On March 4, 2022, Mr. Tulloch joined the Public Sector Pension Investment Board (PSP). Mr. Tulloch has also served on several external boards including PoolRe and as Chair of ClimateWise. Mr. Tulloch received a B.A. in economics from the University of Waterloo in 1992, an M.B.A. from Heriot-Watt University in 2002, and is a Chartered Professional Accountant CPA, CMA since 1998. Mr. Tulloch is well qualified to serve as director due to his extensive operational, strategic, risk management and corporate governance experience, as well as executive leadership in the insurance industry. The Board also determined that Mr. Tulloch is an “Audit Committee financial expert” as defined by the applicable SEC rules.

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Camilla Velasquez Age: 42 Director since 2022

Camilla Velasquez was appointed as a director in October 2022. She is an accomplished senior product and growth leader who currently serves as the Senior Vice President and General Manager of New York Times Cooking. Prior, Ms. Velasquez worked as Senior Vice President of Product and Strategy at Justworks, the fastest growing HR and benefits technology company, which provides businesses and their employees with the SaaS tools and insurances they need to grow. Justworks also provides consumer-facing products and services. Throughout her career, Ms. Velasquez also held roles including Director of Payment Products and Multichannel Sales at Etsy and Director of New Product Development at American Express. In addition to her corporate experience, Ms. Velasquez serves as the board Chair for Young New Yorkers, an arts-based, youth diversion program focused on criminal justice reform. She holds a B.A. in Economics and in Spanish from Cornell University. Ms. Velasquez is well qualified to serve as director due to her significant strategic and product development experience, as well as her growth and executive leadership.

Regi Vengalil Age: 41 Director since 2020

Regi Vengalil has served as a director since December 2020. Mr. Vengalil has been the Chief Financial Officer of Trax Retail, Inc, a private software company in the retail sector since August 2022. Prior to Trax, he was the Chief Financial Officer of Metromile, Inc. (Nasdaq: MILE, MILEW), a publicly-traded technology-driven auto insurer from May 2021 until the company’s sale to Lemonade in July 2022. Previously Mr. Vengalil served as Chief Financial Officer of Egencia, the corporate travel division of Expedia Group, from November 2019 to April 2021 and Global Head of Corporate Development & Strategy for Expedia Group from January 2017 to November 2019. Prior to that, Mr. Vengalil was an executive at Lending Club, an online lending marketplace, serving as Vice President, Strategy, M&A and Business Operations from May 2016 until January 2017. Previously Mr. Vengalil served as Vice President, Head of Strategy and Business Operations of Lending Club from November 2015 to May 2016 and Senior Director, Head of Corporate Strategy from October 2014 to November 2015. Mr. Vengalil holds a B.S. in Economics and an M.B.A., both earned with honors, from the Wharton School at the University of Pennsylvania. Mr. Vengalil is well qualified to serve as a director due to his extensive experience in M&A leadership at publicly-traded technology companies and financial, M&A and strategy experience across regions, industries and functions, including most recently with regard to insurance businesses.

16	2024 Proxy Statement

Director Nominee Skills and Experience

Our directors exhibit broad perspectives, experiences, and knowledge relevant to our businesses, financial systems, risk management and long-term strategy

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Board Diversity
Represents gender and demographic diversity.

Board Diversity Matrix

	As of April 24, 2024				As of April 28, 2023
Total Number of Directors	8				8
	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	-	-	3	5	-	-
Part II: Demographic Background
African American or Black	-	-	-	-	-	-	-	-
Alaskan Native or Native American	-	-	-	-	-	-	-	-
Asian	1	1	-	-	1	1	-	-
Hispanic or Latinx	1	-	-	-	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-	-	-	-	-
White	1	4	-	-	1	4	-	-
Two or More Races or Ethnicities	-	-	-	-	-	-	-	-
LGBTQ+	-				-
Did Not Disclose Demographic Background	-				-

18	2024 Proxy Statement

CORPORATE GOVERNANCE, STRUCTURE AND RESPONSIBILITY

Declassified Board (fully declassified effective at the Annual Meeting)
On June 8, 2022, upon the recommendation of the Board, our stockholders overwhelmingly voted in favor to declassify the Board. Accordingly, our stockholders approved changes to our Certificate of Incorporation to declassify our Board and move to one-year terms, with such transition period ending this year. Our current term of office for our Class I, Class II and Class III directors expires at the Annual Meeting, with the result being that, beginning with the Annual Meeting and at each subsequent annual meeting of stockholders, all of our directors are nominated for election for terms that expire annually. Notwithstanding the annual election of directors, our Board recently approved an amendment to our corporate governance guidelines to provide for an expectation that, subject to continued nomination and election, directors will serve for three or more full one-year terms. The Board believes that directors with increased tenure on the Board are often able to provide valuable contributions and insight into the Company's operations based on their experience with, and understanding of, the Company's business, history and objectives.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier resignation, removal or other termination of service. Our Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the Board.
Director Independence
Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Among other objective factors, under the Nasdaq listing rules, a director is not independent if the director is or was within the past three years an executive officer or an employee of the company, or a family member of the director is or has been within the past three years an executive officer of the company.
In addition, compensation committee members must not have a relationship with our Company that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
The Nominating and Corporate Governance Committee and Board have undertaken a review of the independence of each current director, all of whom have been nominated for election at the Annual Meeting, and considered all available factors whether each director has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that, with the exception of our Chief Executive Officer, Matthew Ehrlichman, each member of the Board is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In addition, the Board has determined that each of the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.
In making these determinations, the Board reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to our Company, auditors, and management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Person Transactions.”
Board Leadership Structure – Lead Independent Director
Our corporate governance guidelines provide that the roles of Chairman of the Board and CEO may be separated or combined. The Board has appointed Matthew Ehrlichman to serve as Chairman of the Board. As Chairman of the Board, Mr. Ehrlichman will preside at, and chair, Board meetings and meetings of our stockholders, serve as liaison

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for stockholders who request direct communication with the Board, and perform such additional duties as the Board may otherwise request.
Since May 2021, the corporate governance guidelines provide for a Lead Independent Director. If the Board does not have an independent Chairman, the independent members of the Board will elect a director to serve as the Lead Independent Director to facilitate the Board’s fulfillment of its responsibilities and promote efficient and effective Board performance and functioning. The Lead Independent Director will serve a term of one year and until his or her successor is appointed, subject to earlier termination at the sole discretion of a majority of the independent directors or such person’s earlier departure from the position or the Board. Notwithstanding the annual election of the Lead Independent Director, our Board recently approved an amendment to our corporate governance guidelines to provide for an expectation that, subject to continued nomination and election, the Lead Independent Director will serve for three or more full one-year terms. The Board believes that increased tenure for the Lead Independent Director role will help facilitate valuable contributions and insight into the Company's operations based on their experience with, and understanding of, the Company's business, history and objectives.
In addition to presiding over meetings or sessions of the Board where the Chairman is not present, including but not limited to, executive sessions of the independent directors, and advising the Chairman of actions taken and material feedback provided, the Lead Independent Director has clearly delineated and comprehensive duties, which include:
■serving as the primary liaison between the Chairman and the independent directors;
■previewing information to be provided to the Board;
■consulting with the Chairman and CEO regarding meeting agendas for the Board;
■assuring that there is sufficient time for discussion of meeting agenda items;
■in collaboration with the Nominating and Corporate Governance Committee, being primarily responsible for and leading the Board's annual self-assessment (including of chairpersons);
■having authority to call meetings of the independent directors; and
■if requested by the Chairman and CEO and/or major stockholders, ensuring availability for consultation and direct communication.
The Chairman and CEO is the main spokesperson of the Company; however, the Lead Independent Director will play a supporting role if requested by the Chairman or the Board. Alan Pickerill currently serves as our Lead Independent Director. He was initially recommended as Lead Independent Director in March 2023 by the Nominating and Corporate Governance Committee and was unanimously elected by the Board to serve as Lead Independent Director. In February 2024, upon the recommendation from the Nominating and Corporate Governance Committee, Mr. Pickerill was unanimously elected by the Board to continue to serve as the Lead Independent Director.
Our Board believes that our stockholders and the Company are best served by having Mr. Ehrlichman, our Chief Executive Officer, serve as Chairman of the Board and Mr. Pickerill serve as Lead Independent Director. Our Board believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Ehrlichman’s executive leadership and operational experience at the Company, including familiarity with our business as the Company’s founder, Mr. Pickerill's extensive finance, governance and executive and public company leadership experience, and the experience, oversight, perspectives, and expertise of our other independent directors. Our Board believes that this governance structure provides strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Role of the Board in Risk Oversight
The Board and its Committees have extensive involvement in overseeing the Company’s risk management through their activities, some of which are noted below. We believe that the leadership structure of our Board and Committees provides appropriate risk oversight.
The Board has involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight through (among other things) regular reporting to the Board by the Audit Committee and its other standing Committees, as well as through reporting from key external advisors with appropriate expertise. The Audit Committee represents the Board by periodically reviewing our accounting, reporting, earnings releases and related earnings materials and financial policies and practices in an oversight capacity, including the integrity of our financial statements, the effectiveness of administrative and financial controls and our compliance with legal and regulatory requirements. Through its periodic meetings with management, including the finance, accounting, investor

20	2024 Proxy Statement

relations, internal audit, legal, human resources, and information technology (including cybersecurity and data-security) functions, the Audit Committee reviews and discusses many significant areas of our business and our functions and summarizes for the Board key areas of risk, appropriate mitigating factors and whether resourcing is sufficient in its view to meet appropriate maturity levels for a company of our size and stage. In addition, the Board receives periodic detailed operating performance reviews from management. Finally, the Audit Committee meets at least quarterly in executive sessions with Grant Thornton and internal audit.
The Board oversees the Company's risk management primarily through the following:

FULL BOARD
■Review and approval of management's annual business plan, budget, and strategy
■Review, on at least a quarterly basis, of business developments, strategic plans and implementation, liquidity, and financial results. This includes (on an individual business unit basis) product, go to market, strategy, people and budget
■Leads CEO succession planning and oversight of management succession planning
■Oversight of capital spending and financings
■Board and Committee executive sessions consisting solely of independent directors

LEAD INDEPENDENT DIRECTOR
■Review and provide feedback on Board meeting agendas and planning, reflecting feedback of the Board
■Primarily responsible for and lead the Board's annual self-assessment (including of chairpersons)
■Regular sessions with CEO, General Counsel, and other independent directors, as well as external advisors

Assists the board in its oversight of the Internal Audit function, including approval of the annual Internal Audit plan and discussion of budget and staffing
AUDIT COMMITTEE
■Oversight of the Company's significant financial risk exposures (including credit, liquidity, financings, regulatory and, on a shared basis with the Board, ongoing litigation) and management’s risk management policies
■Review of financial statements, earnings releases and earnings materials and SEC reports, including the adequacy of our internal control over financial reporting, disclosure controls and procedures, and any mitigating activities adopted in response to material weaknesses or significant control deficiencies
■Oversight of insurance risk management in terms of risk based capital and capital need, reinsurance and use of our captive reinsurer; underwriting and pricing strategy; probable maximum loss; and use of a reciprocal exchange structure
■Regular oversight and consultations with the independent registered public accounting firm
■Quarterly engagement and oversight over the subsidiary level audit committee of our insurance carrier, including statutory financial statements
■Regularly reviews reports from the Company’s finance, accounting, investor relations, legal, human resources, internal audit, regulatory and compliance functions, including ethics and whistleblower hotline
■Oversight of key cybersecurity, information technology, and artificial intelligence risks
■Reviews the adequacy and effectiveness of Porch’s internal control framework and SOX compliance program
■Assists the board in its oversight of the Internal Audit function, including approval of the annual Internal Audit plan and discussion of budget and staffing
■Regular executive sessions, on at least a quarterly basis, with the Company's independent registered public accounting firm and internal audit function

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COMPENSATION COMMITTEE
■Review of benchmarking data and approval of peer group composition
■Review and approval regarding executive officer compensation and its alignment with the Company's business and strategic plans
■Review whether any compensation programs encourage excessive risk taking, as well as risk mitigation policies and considerations
■Review and approval of annual share usage under the 2020 Stock Plan, including performance-based awards to senior management
■Review and approval of employment agreements
■Review and approval of compensation policies applicable to executive officers and senior management
■Review the Company’s employee and management compensation and benefit plans and policies
■Regular executive sessions with the committee's independent compensation consultant

MERGERS AND ACQUISITIONS COMMITTEE
■Oversight of the Company’s acquisition and integration strategy, including review and analysis of potential acquisitions and investments
■Ongoing assessment of closed acquisitions and integration status, and general knowledge on how to create value with specific transactions

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
■Recommend to Board director nominees and oversight of Board structure and governance policies, including supporting Lead Independent Director with annual Board self-assessment
■Succession planning for Board leadership
■Develop, review and approve the Company’s policies and practices with respect to corporate compliance and governance
■Oversight of directors’ and officers’ indemnification and insurance programs
■Oversight of ESG reporting, planning and program development
■Oversight of the Company's Insider Trading Policy, including application of its policies and procedures

In 2023, key risk matters overseen by the Board and its Committees included, but were not limited to, the following:
■The fraud committed by Vesttoo in connection with collateral it provided to HOA, the Company's insurance carrier subsidiary, including with respect to obtaining and maintaining appropriate reinsurance coverage, capital management, navigating the exit from the Texas Department of Insurance supervision and restoration of HOA's financial stability rating, and recovery pursuits from parties involved in the fraud, including the Aon settlement.
■Ongoing response to the Vesttoo fraud with increased efforts and oversight to enhance enterprise risk management. This included overseeing the creation of a collateral verification policy and Company representation on the unsecured creditors' committee in the Vesttoo bankruptcy proceeding, providing the Company with weekly engagement and visibility into the Vesttoo bankruptcy.
■Preparation and publication of the Company's first-ever ESG report.
■Filing of the reciprocal exchange application.
■Appointment of Grant Thornton as the Company's independent registered public accounting firm and dismissal of EY.
■Oversight of material weakness remediation in our internal control over financial reporting, which resulted in the remediation of all previously identified material weaknesses as of December 31, 2023.
■Oversight of the transition of the Internal Audit function to internal resources.

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■Oversight of debt management and other strategic transactions, including the repurchase of the Company's 2026 notes and sale of Elite Insurance Group.
Cybersecurity Risk Management
Our Board oversees our risk management process, including as it pertains to cybersecurity risks, directly and through its Committees. The Audit Committee is primarily responsible for overseeing our risk management program, which focuses on the most significant risks we face in the short-, intermediate-, and long-term timeframe. Audit Committee meetings include discussions of specific risk areas throughout the year, including, among others, those relating to cybersecurity threats. The Audit Committee reviews our cybersecurity risk profile with management on a periodic basis using key performance and/or risk indicators. These key performance indicators are metrics and measurements designed to assess the effectiveness of our cybersecurity program in the prevention, detection, mitigation, and remediation of cybersecurity incidents.
Management is responsible for the day-to-day assessment and management of cybersecurity risks. Teams of IT, engineering, and information security professionals oversee cybersecurity risk management and mitigation, incident prevention, detection, and remediation. Leadership of these teams are professionals with cybersecurity expertise across multiple industries. Specifically, our Senior Information Security Manager leads our cybersecurity risk management function and is primarily responsible for assessing and managing our cybersecurity risk, with support from our Director of Information Technology and the Senior Director of Engineering. Our Senior Information Security Manager has over twenty years’ experience leading and managing cyber security programs and teams at various companies, and holds a CISSP certification (Certified Information Systems Security Professional).
We maintain a CIRP which establishes an organizational framework and guidelines intended to facilitate an effective response and handling of cybersecurity incidents that could jeopardize the availability, integrity, or confidentiality of our assets. The CIRP outlines roles and responsibilities of a cybersecurity incident response team comprised of cross-functional members of management from information technology, information security, legal, finance, and human resources; the specific criteria for measuring the severity of a cybersecurity incident; and an escalation framework. The CIRP also addresses senior management responsibility with respect to public disclosure determinations related to a cybersecurity incident and provides for Audit Committee and Board briefings. Along with the CIRP, management maintains numerous programs and processes to stay informed about and monitor the prevention, detection, mitigation and remediation of cybersecurity incidents.
Evaluations of the Board
The Lead Independent Director, in partnership with the Nominating and Corporate Governance Committee, oversees the annual performance evaluation process for the Board and its Committees. The self-evaluations are used to assist in the determination of whether the Board and its Committees are functioning effectively and, as appropriate, the assessment of director performance and contribution levels. In the past, the Board engaged a third-party independent advisor to facilitate the Board self-evaluation process with specific expertise in the area and may periodically engage such advisors in the future. The Board and its Committees are evaluated across a number of topics and, beginning in 2024, will use targeted questionnaires to facilitate the evaluation process. Areas of focus include performance, structure, conduct of meetings, quality of information and its timely dissemination, level and robustness of discussion, level of expertise on the Board and Committees, engagement with management and other key employees, and prioritization of topics for discussion.
The Board reviews and discusses the evaluation results and any actions to be taken as a result of the discussion, and each committee reviews and discusses its own evaluation results. The Board also reviews the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.
Meetings of the Board
During the year ended December 31, 2023, the Board held eight meetings. No director serving during the 2023 fiscal year and nominated at the Annual Meeting attended less than 75% of the aggregate of the total number of meetings of the Board and each committee of which he or she was a member. The Company’s corporate governance guidelines state that all directors are expected to make every effort to attend all meetings of the Board and all meetings of the Committees on which they serve. Each director is also encouraged and generally expected to attend the Company’s annual meeting of stockholders. All directors attended the Company’s 2023 annual meeting of stockholders.
Board Committees
The Board has established an Audit Committee, a Compensation Committee, a Mergers and Acquisitions Committee, and a Nominating and Corporate Governance Committee. The composition and general responsibilities of each of the Committees of the Board are described below. See "Corporate Governance, Structure and Responsibility—Role of the Board in Risk Oversight" for further detail on Committee responsibilities. The Board may delegate other

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responsibilities to each Committee from time to time. Copies of the charters for each committee are available on the investor relations page of our website at https://ir.porchgroup.com/. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these Committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time. The Board created one such special purpose committee in 2022, the Special Transaction Committee, which is further described following the standing Committees.
2023 Standing Committees of the Board. Our current standing Committees and membership are as follows:

AUDIT	COMPENSATION	MERGERS & ACQUISITIONS	NOMINATING AND CORPORATE GOVERNANCE
■Maurice Tulloch (Chair) ■Sean Kell[1] ■Rachel Lam	■Sean Kell (Chair) ■Maurice Tulloch ■Camilla Velasquez	■Regi Vengalil (Chair) ■Rachel Lam ■Amanda Reierson	■Rachel Lam (Chair) ■Alan Pickerill ■Regi Vengalil

(1)    In June 2023, Mr. Kell was appointed to the Audit Committee in place of Mr. Pickerill. The Board determined to appoint Mr. Kell to the Audit Committee given the significant time and engagement required of Mr. Pickerill to serve as our Lead Independent Director.

Audit Committee		MEETINGS IN 2023: 12
Maurice Tulloch (Chair)	Sean Kell	Rachel Lam
The Board determined that the members of the Audit Committee are independent within the meaning of Rule 10A-3 under the Exchange Act, and satisfy the additional Nasdaq and SEC standards to serve on the Audit Committee. The Board also determined that Mr. Tulloch is an “Audit Committee financial expert” as defined by the applicable SEC rules.
The Audit Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Audit Committee, as set forth in its charter, among other things, is to assist the Board in overseeing and monitoring:
■retention and oversight of the Company's independent registered public accounting firm and assessment of its qualifications, independence, and performance;
■oversight of the Company's Internal Audit function;
■adequacy of the Company's internal controls and related disclosures, and review of other matters that might impact the Company's financial statements;
■major risk exposures of the Company and its related policies and programs, including its enterprise risk management structures;
■procedures related to complaints regarding accounting or auditing matters;
■review of the integrity of the Company's financial statements and related disclosures; and
■capital adequacy and risk management of the insurance business.
The Audit Committee is also responsible for the review of the Company’s information technology, cybersecurity, and artificial intelligence controls with members of the senior management team, as well as for evaluating the adequacy of such programs, compliance and controls with members of the senior management team. In particular, the Audit Committee meets with the senior management team at least bi-annually for appropriate review, evaluation and discussion of such Company programs, and receives quarterly updates on key developments from senior management.
Effective as of the Annual Meeting and upon election to the Board, Mr. Vengalil will replace Mr. Kell on the Audit Committee. The Nominating and Corporate Governance Committee recommended, and the full Board approved, this change given the cessation of the Mergers and Acquisitions Committee as described below, on which Mr. Vengalil chaired, and to provide Mr. Kell with additional time to devote to his duties as Chairman of the Compensation Committee. Mr. Vengalil has significant experience as a Chief Financial Officer, including previously with an insurance company publicly traded on Nasdaq. The Board determined that Mr. Vengalil is independent within the meaning of Rule 10A-3 under the Exchange Act and satisfies the Nasdaq and SEC standards to serve on the Audit Committee.

24	2024 Proxy Statement

Compensation Committee		MEETINGS IN 2023: 8
Sean Kell (Chair)	Maurice Tulloch	Camilla Velasquez
The Board has determined that each member of the Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Compensation Committee, as set forth in its charter, among other things, is to assist the Board in discharging its responsibilities relating to:
■reviewing our corporate goals and objectives relevant to CEO compensation, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation;
■setting our compensation program and compensation of our executive officers, senior management and directors;
■monitoring our incentive and equity-based compensation plans;
■review compensation discussion and analysis, compensation disclosures, and compensation proposals to be included in our proxy statement;
■reviewing the Company’s employee and management compensation and benefit plans and policies; and
■preparing the Compensation Committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our Compensation Committee may form and delegate authority to subcommittees, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements.
Our Compensation Committee has the authority to retain counsel and other advisors to fulfill its responsibilities and duties. In connection with the engagement of such advisors generally, our Compensation Committee reviews the independence of such advisors, based on factors specified by Nasdaq and other factors it deems appropriate, and specifically with respect to any compensation consultant, any actual or potential conflicts of interest.
Our Compensation Committee determined to re-engage WTW, its independent compensation consultant since May 2021. Our Compensation Committee determined there were no conflicts of interest raised by the work of WTW for 2023 and that WTW is independent after considering the factors outlined in the Nasdaq rules. Our Compensation Committee’s processes and procedures for the consideration and determination of NEO compensation, including the role of executive officers and the Compensation Committee’s independent consultant in determining or recommending the amount or form of compensation of our NEOs, are discussed in the “Compensation Discussion and Analysis—2023 NEO Compensation Program” section below.
See “Compensation Discussion and Analysis—How Compensation is Determined” and “Compensation Discussion and Analysis—Competitive Positioning” for additional information on the activities of our Compensation Committee, WTW and management regarding the consideration and determination of the 2023 NEO compensation program.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee and no one who served on the Compensation Committee during 2023, is a current or former officer, or during 2023 was an employee, of Porch or any of its subsidiaries. None of Porch's executive officers serves or, during 2023, served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of our Compensation Committee.

Mergers and Acquisitions Committee		MEETINGS IN 2023: 3
Regi Vengalil (Chair)	Rachel Lam	Amanda Reierson
The purpose of the Mergers and Acquisitions Committee, as set forth in its written charter, among other things, is to assist the Board in discharging its responsibilities relating to:
■reviewing and evaluating the Company’s acquisition, investment and divestiture strategies;
■evaluating acquisition, investment and divestiture opportunities, when and as appropriate;
■reviewing the performance of completed transactions (in the aggregate and individually) with management, as the Committee deems necessary and appropriate; and

ir.porchgroup.com	25

■assessing integration of proposed and completed transactions and providing strategy for integration planning.
Effective as of the Annual Meeting, the Mergers and Acquisitions Committee will cease to continue its standing meetings, have no oversight responsibilities, and its members will not receive compensation. The Nominating and Corporate Governance Committee recommended, and the full Board approved, this change given the limited acquisition and integration strategy oversight required over the upcoming year. The Board will oversee the duties, if any, previously attended to by the committee. The Board will evaluate whether to re-engage the committee in the future.

Nominating and Corporate Governance Committee		MEETINGS IN 2023: 4[1]
Rachel Lam (Chair)	Alan Pickerill	Regi Vengalil
(1) One meeting held in 2023 was an informal meeting of the Nominating and Corporate Governance Committee with the full board present.
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.
The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. The purpose of the Nominating and Corporate Governance Committee, as set forth in its charter, among other things, is to assist the Board in discharging its responsibilities relating to:
■identifying individuals qualified to become new members of the Board, consistent with criteria approved by the Board;
■reviewing qualifications of incumbent directors to determine whether to recommend reelection, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders;
■identifying members of the Board qualified to serve on any Committee and recommending that the Board appoint the identified member or members to the applicable Committee;
■reviewing director independence and the financial literacy and expertise of Audit Committee members and director nominees who may be asked to serve on the Audit Committee, and making recommendations to the Board relating to such matters;
■reviewing and recommending to the Board corporate governance principles applicable to the Company;
■reviewing and making recommendations in connection with directors’ and officers’ indemnification and insurance matters, including directors’ and officers’ liability insurance coverage;
■overseeing the evaluation of the Board and management; and
■overseeing the Company’s ESG efforts and progress, including the review of any ESG-related disclosures.
The Board does not have specific requirements for eligibility to serve as a director of the Company beyond compliance with SEC and Nasdaq regulations. However, in evaluating candidates, regardless of how recommended, the Nominating and Corporate Governance Committee takes into consideration the needs of the Board and the Company and the qualifications of the candidates, such as their general understanding of various business disciplines and the Company’s business environment, each individual’s educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders and the Company are served. When searching for new directors, the Nominating and Corporate Governance Committee may pay fees to third-party search firms to assist in identifying and evaluating potential nominees and will also rely on the recommendations from directors and management. With the declassification of our Board, four nominees previously appointed to our Board to fill vacancies are, for the first time, up for election by our stockholders at the Annual Meeting. The source of their recommendations to the Nominating and Corporate Governance Committee prior to their initial appointments by the Board were as follows: Ms. Lam (appointed August 2021) was recommended by a non-management director; Mr. Kell (appointed March 2022) was recommended by our Chief Executive Officer; and Mses. Reierson and Velasquez (both appointed October 2022) were recommended by a third-party search firm. The Nominating and Corporate Governance Committee will actively seek out diverse candidates, including women and individuals from minority groups, and directs any search firm it engages to include qualified women and minority candidates with a diversity of race/ethnicity and gender in the initial pool presented to the Nominating and Corporate Governance Committee for consideration. After its evaluation of potential director nominees, the Nominating and Corporate Governance Committee submits and recommends its chosen director nominees to the full Board for approval.

26	2024 Proxy Statement

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders on the same basis that it evaluates other director nominees for director. Each nominee for election as director at the Annual Meeting is recommended by the Nominating and Corporate Governance Committee, is presently a director and stands for election by the stockholders.
Effective as of the Annual Meeting and upon election to the Board, Ms. Reierson will replace Mr. Vengalil on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommended, and the full Board approved, this change given Mr. Vengalil's appointment to the Audit Committee and to provide him with additional time to devote to his duties on that committee. Ms. Reierson brings deep experience as a senior executive in regulated industries and with publicly traded companies. The Board has determined that Ms. Reierson is independent under the applicable Nasdaq listing standards.

Special Transaction Committee			MEETINGS IN 2023: 1
Maurice Tulloch (Chair)	Alan Pickerill	Amanda Reierson	Regi Vengalil
The Board previously determined the need for a special committee to review and consider the formation of a reciprocal exchange for our insurance business operations and to oversee the preparation and filing of an application for a reciprocal exchange. In October 2022, the Board approved the formation of the Special Transaction Committee and its charter that satisfies the applicable Nasdaq listing standards.
The Special Transactions Committee assisted the Board in discharging its responsibilities relating to reviewing, evaluating, recommending and approving a potential restructuring of the insurance carrier (and related insurance businesses) into a reciprocal exchange or similar transaction or arrangement. In addition to formal meetings, the Special Transaction Committee conducted a significant number of informal meetings to review and evaluate a reciprocal exchange structure, related capital requirements and opportunities, regulatory and rating agency dynamics, and identify compelling customer (policyholder) value propositions.
The Special Transactions Committee reviewed and approved the filing of an application for the formation of a reciprocal exchange in 2023, and the Company submitted the application. This application had not yet been approved and the reciprocal exchange has not yet been formed. However, after approving the reciprocal exchange application, the committee had fulfilled its intended purpose. As such, the committee's operations ceased and there were no further meetings. The Board may create a special committee in the future should the need arise to further evaluate the reciprocal exchange or oversee other specific strategic matters.
The formation of the reciprocal exchange is an initial step in the Company’s long-term strategy to reduce its exposure to earnings volatility from its insurance business by mitigating direct exposure to insurance claims and weather events. The reciprocal exchange may also help to reduce the impact of a challenging reinsurance market that has both less capacity and higher prices. The launch of the reciprocal exchange remains subject to review and approval by the Texas Department of Insurance and regulatory review in the context of broader capital and operating environment and the decision to proceed remains within the Company’s discretion.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines, which provide the framework for our corporate governance along with our Certificate of Incorporation, Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of Board meetings, independence and selection of directors, existence and scope of Lead Independent Director role, Board membership criteria, conflicts of interest, committee composition, and expectations regarding tenure obligations for Board, committee, committee chair, and Lead Independent Director service.
No Director Over-boarding
All of our directors are in compliance with the over-boarding restrictions in our corporate governance guidelines, which provides that no director should serve on more than three other public company Boards; no member of our Audit Committee should serve on more than two other public company audit committees; and no director who is the Chief Executive Officer of another public company should serve on more than two other public company boards, aside from the board of his or her own company.
Plurality Plus Voting for Directors; Director Resignation Policy
Pursuant to our Certificate of Incorporation and our Bylaws, directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy and entitled to vote thereon at an annual meeting of stockholders. In April 2022, the Board adopted an amendment to our corporate governance guidelines to include a “plurality plus” voting standard for the election of directors, which provides that, in an uncontested election of directors, any director nominee who receives more “WITHHOLD” votes than “FOR” votes at a stockholder meeting at

ir.porchgroup.com	27

which he or she is elected will tender his or her resignation to the Board promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board will act on the recommendation and publicly disclose its decision (by press release, SEC filing or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.
In addition, pursuant to our corporate governance guidelines, each director is expected to promptly disclose to the Board any existing or proposed relationships or transactions that involve or could give rise to a conflict of interest. If a significant conflict of interest involving a director cannot be resolved (e.g., by recusing herself or himself from deliberation of a particular matter), the director should promptly tender a resignation to the Board. The Nominating and Corporate Governance Committee will then review the appropriateness of that director’s continued service on the Board in light of the conflict and make a recommendation to the Board as to whether the resignation should be accepted.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, employees, officers, consultants and independent contractors. The Code codifies the business and ethical principles that govern all aspects of our business. A copy of the Code has been filed with the SEC and will be provided without charge upon written request to our General Counsel and Secretary, in writing at 411 1st Avenue South, Suite 501, Seattle, WA 98104. A copy of the Code can also be found at https://ir.porchgroup.com/corporate-governance/governance-documents. The Company intends to disclose any amendments to or waivers of certain provisions of its Code on our website.
Stock Ownership by Directors
The Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders, and we strongly encourage our directors to hold an equity interest in our Company. Accordingly, each non-employee director is required to own common stock (or equivalents) having a value of at least three times the annual cash retainer fee, within five years of becoming a director. In the event that the annual retainer fee is increased, non-employee directors will have three years to meet the new ownership guidelines. The Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. See "Compensation Discussion and Analysis—2023 NEO Compensation Determinations—Other Compensation Practices and Policies" for stock ownership requirements for NEOs.
Insider Trading and Rule 10b5-1 Trading Plan Policies
We maintain an Insider Trading Policy that covers our directors, officers and employees, which sets forth restrictions and procedures related to trading in Porch Group’s securities, including prohibitions on trading on the basis of material nonpublic information. Our Insider Trading Policy also describes instances where certain persons, including our directors and executive officers, must obtain prior approval before engaging in a transaction in the Company’s securities. In addition, our Insider Trading Policy sets forth restrictions for regular and special trading blackout periods applicable to certain covered persons, as well as limited exceptions to such restrictions.
The SEC recently promulgated a new rule related to the adoption and modification of Rule 10b5-1 trading plans by directors and officers of registrants, which became effective on February 27, 2023. On March 7, 2023, the Board amended the Company’s Insider Trading Policy to include the Rule 10b5-1 trading plan guidelines would apply to our directors and executive officers, which complies with the SEC rule and requires, among other things, that any trades under a new or modified Rule 10b5-1 trading plan not be commenced before expiration of a waiting period and that directors and executive officers not use multiple overlapping Rule 10b5-1 trading plans except in limited circumstances.
Prohibition on Hedging and Pledging of Company Securities
Our Insider Trading Policy also prohibits officers, directors and employees, without exception, from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also fully prohibited, without exception, from holding Company securities in a margin account or pledging Company securities as collateral for a loan. Our Insider Trading Policy previously provided a limited pledging exception for non-employee directors; however, upon the recommendation of our Nominating and Corporate Governance Committee, our Board amended our Insider Trading Policy to remove the limited pledging exception for non-employee directors.

28	2024 Proxy Statement

Stockholder Engagement
We believe proactive stockholder engagement is key to our corporate governance process and that maintaining open and transparent dialogue is essential to strong relationships and providing stockholders with confidence in the long-term success of our business. Our commitment to stockholder engagement includes:
■Annual meeting: stockholders have the opportunity to vote, ask questions and engage with our Board and management team
■Website: providing access to comprehensive documents, which provide detailed information on our business model, financial performance, strategy and outlook
■Investor relations: dedicated to communicating with stockholders, providing timely and accurate information about our performance through earnings and earnings calls and leading stockholder outreach which includes conversations on a broad range of business topics
We engage with stockholders through investor roadshows, face-to-face and virtual meetings, video or telephone calls, earnings presentations and webcasts, annual meetings, our earnings, SEC and press release announcements. In 2023, we held more than 200 investor meetings. The information gathered in these meetings is included in regular updates and presentations to the Board.
We appreciate the ongoing support and partnership of our stockholders, and we remain focused on achieving long-term value for all stakeholders. See "Compensation Discussion and Analysis—Stockholder Engagement and Annual Advisory Vote on NEO Compensation" for further details on stockholder engagement.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with the Board or any individual director may send written communications to the Board or such director c/o General Counsel and Secretary, Porch Group, Inc., 411 1st Avenue South, Suite 501, Seattle, WA 98104. The communication must include the stockholder’s full legal name (and, with respect to entity stockholders, the full legal names of such entity’s owners), address, email, phone number, and an indication that the person is our stockholder. The General Counsel and Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or Committee, based on the subject.
Environment, Social and Governance
We recognize that today companies need to be increasingly clear about their ESG policies, goals, and performance and are committed to ESG to better meet the needs of all of our stakeholders in the long term. We understand the importance of looking at non-financial factors that could affect long-term financial performance and sustainability of our business, and how our activities might influence stakeholder decisions about our Company and erode or create business value over time.
Oversight of ESG
■We believe strong governance and oversight of the ESG issues that matter most to our business and to our stakeholders contribute both to the long-term success of our business and to the positive impacts the Company can make in society.
■Oversight starts at the top through engagement and ownership at the Board and Chief Executive Officer levels. Our Chief Executive Officer works with the Board to ensure that ESG is integrated into our strategies and goals.
■Our Chief Executive Officer has aligned our key business leaders and management with our ESG initiatives, all of whom will be critical to push forward our ESG initiatives and will drive our progress to continue to enhance our ESG management accountability, transparency, and reporting.
■Our Nominating and Corporate Governance Committee provides general oversight of the Company’s ESG activities, programs, and public disclosure.
■Our Audit Committee provides oversight of our control framework, including enterprise risk management and cybersecurity risk, response, and reporting.
■Our Compensation Committee provides oversight of a range of human management activities, including employee engagement and diversity, equity, and inclusion.
Our ESG Journey and Highest Priority Areas
In 2022, we initiated a formal process to develop a tailored approach to ESG matters that aligns with our business strategy and balances the opportunities, risks, and values of our Company and our stakeholders. We engaged an

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independent third-party consultant that conducted detailed peer benchmarking, provided an overview of relevant disclosure frameworks, and led our initial materiality assessment with key internal stakeholders. Our materiality assessment focused on tailored ESG topics and included interviews of key Board and senior leaders and a survey open to all employees. Responses were weighted and ranked based on a combination of their importance to our stakeholders and our business success.
In 2023, we analyzed the results of the materiality assessment to establish our highest priority ESG focus areas and prepared our inaugural ESG report describing our progress to date, which we published in November 2023. Informed by our materiality assessment and current state of our business, we identified our highest priority ESG areas as follows:
In 2024, management and key business leaders will refine our approach to ESG with the oversight of our Board and its Committees. We will continue to build our ESG strategy leading up to future ESG disclosures. In our next report, we will publish our progress to date. That report will highlight our further progress, describe the additional actions we have taken to develop and implement our ESG initiatives, and provide actionable goals for each of those high priority areas to bring about positive change in our business. We are currently implementing new Diversity, Equity, and Inclusion initiatives and methods to better serve our clients who speak different languages. We are excited to share more information with you in our next report.
For more information about our ESG initiatives, including our inaugural report and future developments on our initiatives, please visit: https://ir.porchgroup.com/investors/Sustainability/default.aspx.
The information in or accessible through the website referred to above, including our inaugural ESG report, is not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
Policy for the Recovery of Erroneously Awarded Compensation (Dodd-Frank Compliant Policy)
As required by the listing standards adopted by Nasdaq as a result of SEC rule making, our Board, upon the recommendation of our Compensation Committee, recently adopted a new Policy for the Recovery of Erroneously Awarded Compensation. The policy provides that the Company must promptly recover specified incentive-based compensation that is received by our Section 16 officers on or after October 2, 2023, regardless of fault or

30	2024 Proxy Statement

misconduct, upon specified accounting restatements of the Company’s financial statement that resulted in such persons receiving an amount that exceeded the amount that would have been received if based on the restated financial statements. There are limited exceptions to the recovery requirement as set forth in the listing standards. Incentive-based compensation is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The subject compensation will be determined without regard to any net settlement of, or taxes paid or payable or withheld on, such compensation, but there will not be any duplicative recovery by the Company. As specified in the listing standards, the Company cannot indemnify, or pay or reimburse for insurance for, a Section 16 officer for recoveries under this policy.
The recovery period under the policy is three full years preceding the date our Board or Audit Committee concludes, or reasonably should have concluded, that an accounting restatement is required. If applicable, the Company will provide the current or former Section 16 officer with a written demand for repayment or return and the method thereof. If such repayment or return is not made when due, the policy provides that the Company will take all reasonable and appropriate actions to recover such erroneously awarded compensation from such person.

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DIRECTOR COMPENSATION

The Company’s director compensation program consists of cash and equity compensation. With respect to 2023, each non-employee director earned cash fees and received RSU awards in the Company’s non-employee director compensation program as set forth below. Employee directors are not compensated for their additional service provided to the Board and thus are not included. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board and Committee meetings. The director compensation program was adopted in May 2021.
■Annual Board Cash Retainer: $30,000
■Annual RSU Award: $80,000
■Annual Committee Member Additional Retainers (paid in RSUs):
▪Audit Committee: $10,000
▪Compensation Committee: $5,000
▪Nominating and Corporate Governance Committee: $3,250
▪M&A Committee: $5,000
■Annual Committee Chair Additional Retainers (paid in RSUs; inclusive of committee retainer above):
▪Audit Committee: $20,000
▪Compensation Committee: $10,000
▪Nominating and Corporate Governance Committee: $7,500
▪M&A Committee: $10,000
■Annual Lead Independent Director Additional Retainer:
▪Cash: $31,875
▪RSU Award: $31,875
The number of RSUs to be granted on the grant date, which occurs annually on the date of the Company’s annual meeting of stockholders, will be the nearest whole number of shares as determined by dividing the dollar value of the RSU Award or non-cash Retainer by the closing market price of the Company’s common stock as listed on the Nasdaq on the grant date, and if the grant date does not fall on a Nasdaq trading day, then on the last trading day prior to the grant date.
Under the non-employee director compensation program, the RSU awards will vest on the one-year anniversary of the grant date, with two-thirds of the RSUs subject to resale restrictions expiring in equal increments on the first and second anniversaries of the vesting date. The RSUs will vest, and the resale restrictions will lapse in the event the director ceases to serve on the Board due to disability, removal without cause or other termination of service. In addition, in the event of a change in control in which the awards are not effectively assumed, the RSUs will vest in full, and the resale restrictions will lapse.
Directors elected by the Board between annual meetings are paid a pro rata amount of any cash fee and receive a pro-rata grant of RSUs, based on the period of their service on the Board, and any Committee for which they may be appointed.

32	2024 Proxy Statement

2023 Director Compensation Table
The following table sets forth information for the year ended December 31, 2023, regarding the compensation awarded to or earned by certain of the Company’s non-employee directors. Mr. Ehrlichman, the Company’s Chief Executive Officer, does not receive any additional compensation for his service as a member of the Company’s Board. Please see "NEO Compensation Tables—2023 Summary Compensation Table" for the compensation paid or awarded to Mr. Ehrlichman for 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sean Kell(3)	30,000	86,616	116,616
Rachel Lam(4)	30,000	102,500	132,500
Alan Pickerill(5)	53,906	109,188	163,094
Amanda Reierson(6)	30,000	57,521	87,521
Maurice Tulloch(7)	30,000	100,000	130,000
Camilla Velasquez(8)	30,000	57,521	87,521
Regi Vengalil(9)	37,969	119,099	157,068
(1)    This column reports the amount of cash compensation earned in 2023 for annual Board, and if applicable, Lead Independent Director Service.
(2)    Amounts shown reflect the aggregate grant date fair value of RSU awards granted during 2023, computed in accordance with FASB ASC Topic 718. The grant date fair value of RSUs is valued using the closing price of Porch common stock on the June 8, 2023 grant date which was $1.33. These grant date fair values may not correspond to the actual value that will be realized by the directors.
(3)    On June 8, 2023, Mr. Kell was granted 65,125 RSUs for Board and Committee service. Mr. Kell had 65,125 RSUs outstanding as of December 31, 2023.
(4)    On June 8, 2023, Ms. Lam was granted 77,068 RSUs for Board and Committee service. Ms. Lam had 77,068 RSUs outstanding as of December 31, 2023.
(5)    On June 8, 2023, Mr. Pickerill was granted 82,097 RSUs for Board and Committee service. Mr. Pickerill had 35,231 vested outstanding stock options, and 82,097 outstanding RSUs as of December 31, 2023.
(6)    On June 8, 2023, Ms. Reierson was granted 43,249 RSUs for Board and Committee service. Ms. Reierson had 43,249 RSUs outstanding as of December 31, 2023.
(7)    On June 8, 2023, Mr. Tulloch was granted 75,188 RSUs for Board and Committee service. Mr. Tulloch had 75,188 RSUs outstanding as of December 31, 2023.
(8)    On June 8, 2023, Ms. Velasquez was granted 43,249 RSUs for Board and Committee service. Ms. Velasquez had 43,249 RSUs outstanding as of December 31, 2023.
(9)    On June 8, 2023, Mr. Vengalil was granted 89,548 RSUs for Board and Committee service. Mr. Vengalil had 89,548 RSUs outstanding as of December 31, 2023.

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024

General
The Board is asking our stockholders to ratify the appointment by the Audit Committee of Grant Thornton, as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2024. Stockholder ratification of such selection is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate governance.
The Audit Committee appointed Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Audit Committee believes that the engagement of Grant Thornton as the Company’s independent registered public accounting firm for 2024 is in the best interest of the Company and its stockholders, and the Board recommends that stockholders ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm for 2024.
In the event our stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to continue to retain Grant Thornton for the fiscal year ending December 31, 2024 and in future years. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.
Vote Required
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Recommendation of The Board and Audit Committee

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

34	2024 Proxy Statement

AUDIT FEES AND AUDIT COMMITTEE REPORT

In this section of the proxy statement, we discuss the fees paid to our current and former independent auditors and provide the report of the Audit Committee for the year ended December 31, 2023.
Each year, the Audit Committee will evaluate the qualifications, performance, tenure, and independence of the Company’s independent auditor and determine, after also considering the impact of a change in auditor, whether to re-engage the current independent auditor. On October 2, 2023, the Company appointed Grant Thornton to serve as its independent auditor and dismissed EY. The Audit Committee conducted a competitive process to select Grant Thornton as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023. The Audit Committee invited several independent registered public accounting firms to participate in this process and evaluated the proposals of the participating firms, ultimately selecting Grant Thornton due to their expertise, industry experience, right-sized approach for our Company, and clear audit approach and timeline.
See "Appendix C" for more information about our change in independent registered public accounting firms.
Accountant Fees and Services
The following table sets forth aggregate fees for professional services rendered by Grant Thornton and EY for the years ended December 31, 2023 and 2022.

	Grant Thornton LLP		Ernst & Young LLP
	Years Ended December 31,		Years Ended December 31,
	2023 ($)	2022 ($)	2023 ($)	2022 ($)
Audit fees(1)	3,112,750	—	1,547,500	5,081,000
Audit-related fees	—	—	—	—
Tax fees(2)	—	—	454,515	403,000
All other fees	—	—	—	—
Total fees	3,112,750	—	2,002,015	5,484,000
(1)Audit fees above are professional services for the annual audits of our financial statements and internal control over financial reporting, reviews of interim financial statements, professional consultations with respect to accounting issues directly related to the financial statement audit, and services rendered in connection with the filing of our registration statements and security offerings. Grant Thornton performed the audit of our financial statements for the fiscal year ended December 31, 2023. EY performed the audit of our financial statements for the year ended December 31, 2022, and reviews of our interim quarterly financial statements prior to the appointment of Grant Thornton.
(2)Tax fees generally include fees related to tax compliance, tax planning and advice and tax due diligence in connection with acquisitions.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Corporate Governance, Structure and Responsibility—Board Committees” and “Audit Fees and Audit Committee Report—Report of the Audit Committee.”
Pre-Approval Policy
According to policies adopted by the Audit Committee and ratified by the Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

ir.porchgroup.com	35

The Audit Committee approved all services provided by EY during the years ended December 31, 2023 and 2022 and that of Grant Thornton during the year ended December 31, 2023. The Audit Committee has considered the nature and amount of the fees billed by EY and Grant Thornton and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s and Grant Thornton's independence.
Report of the Audit Committee
The Audit Committee oversees our independent registered public accounting firm and assists the Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the Audit Committee:
■reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2023 with management and Grant Thornton;
■discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
■discussed the effectiveness of internal control over financial reporting (ICFR), as well as other important financial accounting and reporting issues with management and Grant Thornton;
■received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB; and
■discussed with Grant Thornton its independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC. The Audit Committee appointed Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Submitted by the Audit Committee of the Board: Maurice Tulloch, Chair Sean Kell Rachel Lam

36	2024 Proxy Statement

EXECUTIVE OFFICERS

The following table sets forth information with respect to our executive officers as of April 24, 2024:

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
CHIEF EXECUTIVE OFFICER AND CHAIRMAN	CHIEF FINANCIAL OFFICER	CHIEF OPERATING OFFICER
Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Matthew Ehrlichman is provided above in “Our Board Nominees—Board Nominees.”

Shawn Tabak Age: 44

Shawn Tabak was appointed Chief Financial Officer of the Company in November 2022. Most recently, he served as the Chief Financial Officer of Naked Wines, Plc (LSE: WINE), a leading direct-to-consumer wine business from 2020 to 2022. Previously, Mr. Tabak served as Vice President of Finance at Upwork, Inc. from March 2020 to December 2020, Vice President of Investor Relations and Treasury at Shutterfly, LLC from 2016 to 2020 and as Chief Finance Officer and Senior Vice President of Finance at Clean Power Finance, Inc. from 2012 to 2016. He began his career at KPMG LLP, where he earned his CPA and advised clients across the technology and internet sectors on M&A and other finance transactions. Mr. Tabak holds a B.A. in Economics from the University of California, Santa Barbara.

Matthew Neagle Age: 45

Matthew Neagle is Chief Operating Officer for the Company. As Chief Operating Officer, Mr. Neagle leads efforts to drive organic growth of Porch's software and services platform and manages the day-to-day rhythms of the business. Previously, he also served as Porch's Chief Revenue Officer from 2017 to 2020, Porch's Chief Customer Officer from 2016 to 2017 and Porch's Vice President, Operations from 2014 to 2016. Prior to joining Porch, Matthew worked at Amazon, leading the expansion of Kindle into stores in China, India, and Japan and at Google, leading the teams to help small businesses to acquire and retain customers online through AdWords. Matthew is a long-time leader, alumnus and supporter of AIESEC, the world's largest student organization. He holds a B.A., B.S.E. and M.B.A. from the University of Michigan.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the sections entitled “Director Compensation” and “Compensation Discussion and Analysis,” we describe below any transaction, arrangement or relationship, since January 1, 2023 to which we have been a party, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; the Company or any of its consolidated subsidiaries is or will be a participant; and in which any of our directors, nominees for director, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Indemnification Agreements
The Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.
Procedures with Respect to Review and Approval of Related Person Transactions
The Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
■any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a director of the Company or a nominee for director of the Company;
■any person who is known by the Company to be the beneficial owner of more than five percent (5%) of our voting stock;
■any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and
■any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.
The Company also adopted policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee charter, the Audit Committee will have the responsibility to review related person transactions
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our General Counsel or the Chair of the Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee (or, if so, determined by the Audit Committee, the disinterested members of the Board). Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction if it deems ratification appropriate under the circumstances. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit and finance committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee (or, if so, determined by the Audit Committee, the disinterested members of the Board) after full

38	2024 Proxy Statement

disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit and finance committee will review and consider:
■The size of the transaction and the amount payable to a related person and the transaction’s material terms;
■The nature of the interest of the related person in the transaction;
■Whether the transaction may involve a conflict of interest or would impair the ability of a director or executive officer to act in the best interests of the Company;
■Whether the transaction was undertaken in the ordinary course of our business;
■The business rationale for the transaction;
■Whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties; and
■Any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.
The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit and finance committee may impose any conditions on the related person transaction that it deems appropriate. In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
■Any indebtedness incurred for the purchase of goods and services subject to usual trade terms, for ordinary business travel and expense payments and for other transactions in the ordinary course of business;
■Any transaction in which the rates or charges involved in connection therewith are determined by competitive bids;
■Any transaction in which the interest of the related person arises solely from the ownership of a class of equity securities of the Company and all holders of that class of equity securities of the Company receive the same benefit on a pro rata basis;
■Any transaction where the related person’s interest derives solely from his or her direct or indirect ownership (together with the ownership of any other related person) of less than a 10% equity interest in another entity’s (other than a partnership) outstanding equity which is a party to the transaction;
■Any transaction where the related person’s interest derives solely from his or her position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than 10%, and the related person is not a general partner of and does not hold another position in the partnership;
■Any transaction where the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;
■Any employment relationship or transaction (including equity awards) involving an executive officer if (a) the related compensation is reported pursuant to Item 402 of Regulation S-K or (b) the executive officer is not an immediate family member of another executive officer or director of the Company and the related compensation would have been reported under Item 402 of Regulation S-K if the executive officer was a “named executive officer” (as defined in Item 402 of Regulation S-K) and the Compensation Committee approved (or recommended that the Board approve) such compensation;
■Any compensation (including equity awards) paid to a director of the Company if the compensation is reported pursuant to Item 402 of Regulation S-K and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation;
■Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
■Any transaction with a related person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;
■Any charitable contribution, grant, endowment or pledge by the Company to a charitable organization, foundation or university where the related person’s only relationship with that organization is as a director

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and the aggregate amount involved does not exceed the lesser of $1,000,000 or 2% of the charitable organization’s total annual receipts;
■Any indemnification payments and advancement of expenses made pursuant to the Company’s Certificate of Incorporation or Bylaws or pursuant to any agreement or instrument the form of which was previously approved by the Board or a committee thereof; or
■Any transaction pre-approved by the Audit Committee in accordance with the policy.

40	2024 Proxy Statement

PROPOSAL 3: APPROVAL OF, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General
The Compensation Committee values the perspectives of stockholders regarding our NEO compensation philosophy and program through an annual Say on Pay advisory vote.
As part of the Board’s commitment to continuous review and improvement of governance, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and as required by Rule 14a-21 of the Exchange Act, the Board is providing our stockholders with an opportunity to cast an advisory (non-binding) vote on a resolution to approve the compensation of our NEOs.
The principal objective of our compensation programs is to attract, retain and motivate key executives responsible for our success by rewarding individual and Company performance in a way that is aligned with the Company’s and stockholders’ short and long-term interests. We do so by providing market competitive total compensation and incentives that reward achievement of performance goals that are designed to correlate with the enhancement of stockholder value and tying our NEOs’ incentive compensation to Company performance and increases in stockholder value. We believe our NEO compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our NEOs to exert their best efforts for our success. We discuss our compensation philosophy and programs for the Company’s NEOs, the decisions made by the Compensation Committee under those programs, and the process utilized, and factors considered in making those decisions for our NEOs in 2023 in more detail below in this proxy statement.
As required by Section 14A of the Exchange Act, we are asking for stockholder approval of the compensation of our NEOs. The Board recommends that stockholders approve such compensation by approving the following advisory resolution:
RESOLVED, that the stockholders of Porch Group, Inc. approve, on an advisory basis, the compensation of the Company’s NEOs identified in the 2023 Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation Discussion and Analysis” and "NEO Compensation Tables" in this proxy statement).
As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s NEO compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote and will consider whether any actions are necessary to address those concerns.
Vote Required
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal. We currently hold our advisory vote on executive compensation annually, and the next such vote is expected to occur at our 2025 annual meeting. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then "FOR" the advisory resolution to approve the compensation of our NEOs.
Recommendation of The Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we discuss the compensation philosophy and program for our NEOs in 2023, the decisions made by the Compensation Committee related to such program, and the process utilized and factors considered in making those decisions for our NEOs.
Our NEOs
In accordance with SEC rules and regulations, our NEOs for 2023 are our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer.

Matthew Ehrlichman	Shawn Tabak	Matthew Neagle
CHIEF EXECUTIVE OFFICER AND CHAIRMAN ■Porch Group CEO and Chairman since December 2020 ■Legacy Porch CEO since 2011	CHIEF FINANCIAL OFFICER ■Porch Group CFO since November 2022	CHIEF OPERATING OFFICER ■Legacy Porch and Porch Group COO since July 2020 ■Legacy Porch Chief Revenue Officer from March 2017 to July 2020 ■Legacy Porch employee since 2013
2023 NEO Compensation Philosophy
The NEO compensation philosophy implemented by the Compensation Committee continues to evolve, reflecting our status as a maturing publicly-traded company. In order to achieve the Company’s strategic vision, the Compensation Committee and Company are committed to providing a market-competitive total compensation program to attract and motivate a competent and highly-qualified workforce and to retain top-performing employees. Our compensation philosophy also intends to address the shared interests of many of the Company’s stakeholders. The Compensation Committee also is committed to evolving the design of our incentive programs to align with our long-term strategy and further enhance pay-for-performance.

KEY OBJECTIVES OF OUR COMPENSATION PHILOSOPHY:
■Link NEO compensation to Company performance through utilization of performance-based equity as a significant portion of total compensation
■Attract and retain a highly qualified executive leadership team
■Motivate our executive leadership team to execute our long-term growth strategy
■Allow for above-market total compensation for strong Company performance, subject to alignment with peer group practices and in recognition of the competitive landscape for highly qualified executive leaders
■Include appropriate risk mitigants in incentive programs

2023 NEO Compensation Program
2023 NEO Incentive Programs
For the 2023 NEO compensation program, the Compensation Committee focused on enhancing our performance-based programs to further incentivize our NEOs to achieve our overall financial and operational objectives and deliver long-term value to our stockholders.

42	2024 Proxy Statement

SUMMARY OF 2023 NEO COMPENSATION PROGRAMS
■Adopted the 2023 Bonus Plan, which features:
◦Achievement and award value solely based on two key objective Company financial performance metrics, with Compensation Committee discretion on payout; this completed the multi-year transition from an NEO bonus program with a discretionary achievement and award value component to a program solely based on key objective Company financial performance metrics
◦Continued use of revenue and Adjusted EBITDA (Loss) as a percentage of revenue, with payouts subject to achievement based on a combined performance grid of both metrics
◦A Compensation Committee-approved adjustment policy for performance metrics that provides objective methodology for addressing extraordinary events
◦Fixed payout caps of 200% of the target bonus of each NEO
◦Compensation Committee’s annual discretion to pay earned bonus in cash or equity

■Approved the 2023 LTI Equity Program, which features:
◦Continued mix of RSUs and PRSUs, with PRSUs representing 75% of target LTI equity award
◦Three PRSU components: the achievement of share price CAGR goals during three-year performance period (50% weighted); revenue goals in 2025 (25% weighted) and Adjusted EBITDA goals in 2025 (25% weighted). Fixed payout cap of 200% of target PRSUs
◦RSUs subject to time-based vesting over four years

See "Compensation Discussion and Analysis—2023 NEO Compensation Program—2024 NEO Incentive Compensation Programs Preview" for an overview of our incentive program enhancements for 2024.
2023 Target Compensation
The 2023 target compensation for our NEOs did not materially change from the 2022 target compensation. In particular, Messrs. Ehrlichman and Neagle entered into employment agreements in February 2022, and Mr. Tabak entered into an employment agreement in November 2022 in connection with his hiring. In connection with such employment agreements and again in setting 2023 target compensation, the Compensation Committee completed a detailed evaluation of the following factors for each NEO: individual performance for continuing NEOs; scope of role; skills, experience and criticality to the business; and internal pay equity and similar factors. In addition, the Compensation Committee reviewed peer group and market survey data as a reference point to address market competition for talent.
The following charts set forth the 2023 target compensation for our NEOs, as well as the percentage of 2023 target compensation (based on grant value) that is performance-based (target bonus and target PRSUs) and that is at-risk (target bonus and target LTI equity awards).

Charts exclude target values of 2023 PRSUs related to the 2022 LTI equity program.
The target grant value of the 2023 LTI Equity Program is materially more than the grant date fair value of such awards computed in accordance with FASB ASC Topic 718 presented in “Stock Awards” column in the Summary

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Compensation Table. See “Compensation Discussion and Analysis—2023 NEO Compensation Determinations—2023 LTI Equity Program” for further information. In addition, we made PRSU grants in March 2023, which represented the second tranche of the 2022 LTI Equity Program and were not considered by the Committee in establishing the 2023 target compensation. See “Compensation Discussion and Analysis—2023 NEO Compensation Determinations—Outstanding PRSUs During 2023.”
2024 NEO Incentive Compensation Programs Preview
For the 2024 NEO compensation program, the Compensation Committee focused on further improving and maturing our performance-based programs while maintaining key components from the 2023 NEO Compensation Program that the Compensation Committee believes incentivizes our NEOs to achieve our overall financial and operational objectives and deliver long-term value to our stockholders. Key updates include:

2024 Long-Term Incentive Plan
■Shifting Absolute Share Price to a TSR metric. The TSR goal is measured by the Company’s percentile rank achievement relative to the S&P SmallCap 600 Index over a three-year performance period ending December 31, 2026.
■For TSR, achievement and relative payout under the TSR component is determined as follows, with interpolation between the 25th and 75th percentiles: TSR below 25th percentile of the S&P SmallCap 600 Index, 0% payout; TSR equal to 25th percentile of the Index, 50% payout; TSR equal to 50th percentile of the Index, 100% payout; and TSR greater than or equal to 75th percentile of the S&P SmallCap 600 Index, 200% payout.
■Maintaining the Adjusted EBITDA and Revenue goals, in addition to the TSR metric, and adjusting the weighting of the goals such that Revenue, Adjusted EBITDA, and TSR are weighted equally in determining achievement and related payouts.

2024 Short-Term Incentive Plan
■Maintaining Revenue and Adjusted EBITDA goals weighted equally and transitioning to separate performance grids for each metric replacing combined performance grid; achievement and award value continue to be based solely on these two key objective Company financial performance metrics, with Compensation Committee discretion on payout.
■Returning to full year measurement period to align with 2024 profitability goals to further enhance pay-for-performance and align interests with our stockholders.

2023 NEO Compensation Components
The Company’s compensation elements continue to consist of a combination of base salary, STI awards, LTI equity awards and other benefits, and are tied to the compensation philosophy.

Element	Philosophy & Objective
Salary
■Attracts talent in a competitive market
■Provides stable income for retention during downturns in our relevant industries or economy, as well as upon reduced value of existing equity and equity awards
■Increases are not automatic or guaranteed, which incentivizes achievement of Company operational, financial and strategic goals and individual performance

Short-Term Incentive Awards
■Bonus Plan supports a pay-for-performance culture because achievement and award value are based on achievement of two objective financial Company performance metrics, with Compensation Committee discretion on payout
■Target bonuses reflect changes in base salary and additional responsibilities (including promotions), as well as consideration of benchmarking data

Long-Term Incentive Equity Awards
■Aligns with the long-term interests of stockholders due to vesting period and/or performance period
■Multiple equity vehicles provide diverse incentives for NEOs – RSUs provide full value on grant and retention; PRSUs reinforce long-term strategic business objectives and long-term value creation; both RSUs and PRSUs also subject to stock price changes

44	2024 Proxy Statement

2023 NEO Compensation Determinations
Base Salary
Base salaries are reviewed on at least an annual basis. Mr. Ehrlichman’s annual base salary remained unchanged for 2023. In November 2022, Mr. Tabak joined the Company at a base salary of $390,000 and his salary remained unchanged for 2023. Mr. Neagle’s base salary was increased to $425,000, effective April 7, 2023, to reflect his performance, internal pay equity and market positioning relative to our peer group.
The following table sets forth the annual base salary rate in effect for our NEOs for 2022 and 2023.

Name	2022 ($)	2023 ($)
Matthew Ehrlichman	600,000	600,000
Shawn Tabak	390,000	390,000
Matthew Neagle	400,000	425,000
2023 Short-Term Incentive – 2023 Bonus Plan
In April 2023, the Compensation Committee approved the 2023 Bonus Plan for our NEOs. For Messrs. Ehrlichman and Neagle, the bonus targets (expressed as a percent of base salary) were unchanged for 2023. As set forth in his employment agreement, Mr. Tabak’s bonus target was established at 50% of his base salary for 2023; he did not participate in the 2022 bonus plan due to the timing of his hire. The base salary utilized for bonus calculations is the actual base salary paid for the applicable performance period.
The following table sets forth the bonus targets in effect for Messrs. Ehrlichman and Neagle in 2022 and 2023, and in 2023 for Mr. Tabak.

Name	2022	2023
Matthew Ehrlichman	100%	100%
Shawn Tabak	--	50%
Matthew Neagle	100%	100%
Earned bonuses for our NEOs were based upon performance grids specifying the combined achievement levels of two objective Company performance goals, Revenue and Adjusted EBITDA (Loss) as a percentage of Revenue (i.e., Adjusted EBITDA (Loss) margin). The Compensation Committee determined to use such performance metrics because it believes they are key performance metrics aligned with profit and loss and earnings performance, and support overall stockholder value creation. The 2023 Bonus Plan does not have a distinct discretionary component to determine award value or achievement, which differs from NEO bonus plans in prior years and completes the multi-year transition to a fully objective NEO performance-based plan. No payout is made if the individual participant is not employed as of the payout date, subject to their respective employment agreements, and any payout of the earned bonus following achievement of the objective Company financial metrics is subject to Compensation Committee discretion.
To further incentivize the Company's announced strategic goal of achieving profitability in the second half of 2023 and beyond, the Committee determined to set two measurement periods, each weighted equally:
■Full Year 2023 measurement period (50% weighted): achievement of the Company's 2023 Revenue and Adjusted EBITDA margin.
■Second half 2023 measurement period (50% weighted): achievement of the Company's second half 2023 Revenue and Adjusted EBITDA margin.
This 2023 Bonus Plan has a threshold and maximum bonus opportunity of 25% and 200% of the applicable NEO target bonus. No bonus is earned if actual performance is below all threshold levels. The Committee also retains negative discretion to reduce the bonus for any reason.
The 2023 Bonus Plan utilizes the same definition of Revenue and Adjusted EBITDA (Loss) as a percentage of Revenue as are used for purposes of the Company’s external reporting to stockholders, subject to the adjustment policy.
■Revenue is defined as GAAP total Revenue.
■Adjusted EBITDA (Loss) as a percentage of Revenue is defined as Adjusted EBITDA (Loss), a non-GAAP financial measure, divided by GAAP total Revenue. See "Appendix A" of this proxy statement, entitled “Use

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of Non-GAAP Financial Measures,” for a definition of Adjusted EBITDA (Loss) and a reconciliation of Adjusted EBITDA (Loss) to net income (loss), which is the most directly comparable measure under GAAP.
In addition, the Compensation Committee pre-approved an adjustment policy for the 2023 Bonus Plan, which includes adjustments for accounting changes, acquisitions, investments and, for Adjusted EBITDA, if the bonus is not paid in stock. For example, accounting adjustments will be made if material accounting treatment changes have occurred since the Company’s approved financial budget for the performance period, regardless of whether the changes are favorable or unfavorable, and do not reflect underlying performance of the business.
Financial Performance Goal Setting. The 2023 performance goals were intended to be reasonably challenging and designed to appropriately incentivize and reward strong performance. The chart below sets forth the threshold, target and maximum goals for the financial performance metrics for each measurement period of the 2023 Bonus Plan established by the Compensation Committee. The target goals approximated the Company's 2023 budget. Because the performance grids are based on combined achievement levels, threshold and maximum can occur at multiple combinations of performance, and there are many combinations of achievement and payouts in between.

	Full Year Measurement Period		Half Year Measurement Period (7/1/2023-12/31/2023)
	Revenue ($)	Adjusted EBITDA (% of Revenue)	Revenue ($)	Adjusted EBITDA (% of Revenue)
Threshold Performance (25% payout for weighted factor)	300M	(17.5) to (19.5)	170M	(2) to 0
	310M	(19.5) to (21.5)	175M	(2) to (4)
	320M	Worse than (21.5)	180M	Worse than (4)
Target Performance (100% payout for weighted factor)	330M	(16.0) to (17.5)	180M	0 to 2
Maximum Performance (200% payout for weighted factor)	330M	Better than (13)	180M	Better than 6
	340M	(13.0) to (14.5)	185M	4 to 6
	350M	(14.5) to (16.0)	190M	2 to 4
	370M	(16.0) to (17.5)	200M	0 to 2
2023 Bonus Plan Results. The following are the financial results for the Company's full year 2023 and second half 2023 and corresponding payouts. No adjustments were approved by the Compensation Committee since the payouts would not have changed.
■Full Year 2023 measurement period (50% weighted): 200% payout achieved, based on revenue achieved of approximately $430 million and Adjusted EBITDA (Loss) margin of (10)%.
■Second half 2023 measurement period (50% weighted): 200% payout achieved, based on revenue achieved of approximately $244 million and Adjusted EBITDA margin of 8.4%.
As a result, each NEO earned 200% of their target bonus under the 2023 Bonus Plan. In February 2024, the Compensation Committee approved the payouts and determined to pay NEO bonuses solely in cash.
2023 LTI Equity Program
In April 2023, the Compensation Committee approved the 2023 LTI Equity Program for our NEOs for awards under the 2020 Stock Plan.
The following table sets forth the grant values for the 2023 LTI equity awards to our NEOs. The 2023 aggregate grant values for each of our NEOs were denominated in PRSUs (75% of grant value) and RSUs (25% of grant value).

Name	2023 Annual PRSU Award(1) ($)	2023 Annual RSU Award ($)
Matthew Ehrlichman (1)	4,125,000	1,375,000
Shawn Tabak	292,500	97,500
Matthew Neagle (1)	1,950,000	650,000
(1) This chart does not reflect the PRSUs granted in March 2023, which were the second tranche of the May 2022 PRSU award. See “Compensation Discussion and Analysis—2023 NEO Compensation Determinations—Outstanding PRSUs During 2023” below.
Grant Values. The 2023 grant values were denominated in RSU awards and PRSU awards based on the 60-trading day VWAP of a share of common stock of the Company ending on April 4, 2023 ($2.3592 per share), which was also used for all Company employees who were granted annual equity awards in April 2023.

46	2024 Proxy Statement

Annual PRSU Awards. Earned PRSUs for our NEOs will be based upon achievement of three distinct performance metrics and corresponding weightings:
■Absolute Share Price CAGR (50% weighting): achievement of CAGR hurdles by maintaining (i) a 90-day average closing share price within the first 18 months or (ii) 30-day average closing share price within the last 18 months, in each case during the three-year performance period ending April 7, 2026.
■Profit – Adjusted EBITDA (25% weighting): achievement of Adjusted EBITDA goal for 2025.
■Revenue (25% weighting): achievement of Revenue goal for 2025.
The Compensation Committee pre-approved an adjustment policy for Adjusted EBITDA and Revenue metrics, which includes adjustments for accounting changes, acquisitions, divestitures, certain catastrophic insurance events and, for Adjusted EBITDA, if the bonus is not paid in stock.
The Compensation Committee established threshold, target and maximum levels of Adjusted EBITDA and Revenue performance for each of the metrics of 50%, 100% and 200% of target, respectively, with interpolation in-between. No PRSUs are earned for a performance metric if actual performance is below the threshold level for the respective performance metric. The Committee also retains negative discretion to reduce the performance achievement or payouts for any reason.
The initial stock price for the Absolute Share Price CAGR of $2.3592 was established using a 60-trading day VWAP. The threshold, target and maximum goals and corresponding payouts for the Absolute Share Price CAGR are as follows:

		Threshold		Target		Maximum
Performance Metric	Weighting	Goal	Payout	Goal	Payout	Goal	Payout
3 Year CAGR (4/7/2023 to 4/7/2026)	50%	$3.59 15% CAGR	50%	$4.08 20% CAGR	100%	$5.18 30% CAGR	200%
As permitted by SEC rules and regulations, we are not including the threshold, target and maximum goals for Adjusted EBITDA and Revenue.
Any earned PRSUs will vest upon the Compensation Committee’s determination of actual performance following the applicable performance period. No payout will be made if the individual participant is not employed as of the date of determination of actual performance. Additional information related to vesting and termination are included in the applicable PRSU Award Agreements as well as the terms of their employment agreements.
Annual RSU Awards. Each RSU represents the right to receive, upon vesting, one share of common stock of the Company. The 2023 RSU awards will vest 25% on April 5, 2024, and the remaining RSUs will vest semi-annually in equal installments over the next 36 months, subject to the individual’s employment or service with the Company as contemplated in the RSU Award Agreement as well as the terms of their employment agreements.
Recoupment Provisions. The 2023 LTI equity awards for our NEOs provide for a forfeiture of such awards (and a clawback of specified proceeds to the extent such awards have vested) for any material breach of specified restrictive covenants related to Company policies and additional restrictive covenants, including non-competition, non-solicitation, non-disparagement, assignment of proprietary rights and confidentiality. Additionally, the 2023 LTI equity awards are subject to clawback under our clawback policy. See "Compensation Discussion and Analysis—2023 NEO Compensation Determinations—Other Compensation Practices and Policies—Clawback Policy" below.
Difference Between Grant Value and Grant Date Fair Value. The target grant value of the 2023 LTI Equity Program (used by the Compensation Committee to determine the number of RSUs and PRSUs) is materially more than the grant date fair value of such awards computed in accordance with FASB ASC Topic 718 (value presented in the Summary Compensation Table).
With respect to the target grant value:
■To mitigate any volatility of stock price, the 2023 grant values were denominated in RSU awards and PRSU awards based on the 60-trading day VWAP of a share of common stock of the Company ending on April 4, 2023. The VWAP was $2.3592 per share, compared to the closing price of our common stock on April 4, 2023 of $1.56 per share.
With respect to the grant date fair value:
■RSUs and the portion of PRSUs based on the achievement of financial performance metrics were valued using the closing price of common stock of the Company on Nasdaq on the grant date. The closing price of our common stock on April 6, 2023 (the last trading day prior to the grant date) was $1.37.

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■The PRSUs subject to the achievement of share price CAGR goals during the three-year performance period (50% weighted) is considered an award subject to a market condition, and therefore the grant date fair value is based on a Monte Carlo simulation that utilizes significant assumptions that determine the probability of satisfying the market conditions as of the grant date. The 2023 PRSUs subject to a market condition had a grant date fair value of $0.49 per share value as of the grant date.
Partially offsetting the above impact is the second tranche of the May 2022 PRSU awards, which were granted to Messrs. Ehrlichman and Neagle in March 2023. The grant date fair value recognized is one-third of the PRSU award (the maximum to be earned on the second tranche). See “Compensation Discussion and Analysis—2023 NEO Compensation Determinations—Outstanding PRSUs During 2023” below.
For example, Mr. Ehrlichman for 2023:
■$5,500,000 (grant value) divided by $2.3592 (60-day VWAP) = 2,331,299 shares for equity awards
■2,331,299 x 0.75 (PRSU weighting) = 1,748,474 PRSUs
▪1,748,474 x 0.50 (CAGR weighting) = 874,237 PRSUs x $0.49 (grant date fair value per share under Monte Carlo) = $428,376 grant date fair value
▪1,748,474 x 0.25 (Adjusted EBITDA weighting) = 437,119 PRSUs x $1.37 (grant date fair value per share at closing price) = $598,853 grant date fair value
▪1,748,474 x 0.25 (Revenue weighting) = 437,118 PRSUs x $1.37 (grant date fair value per share at closing price) = $598,852 grant date fair value
■2,331,299 x 0.25 (RSU weighting) = 582,825 RSUs x $1.37 (grant date fair value per share at closing price) = $798,470 grant date fair value
■211,127 PRSUs (second tranche of 2022 PRSUs) x $0.10 (grant date fair value per share under Monte Carlo) = $21,113 grant date fair value
■Total grant date fair value is $428,376 + $598,853 + $598,852 + $798,470 + $21,113 = $2,445,664
Outstanding New Hire Award (RSUs) – Mr. Tabak
In connection with his appointment at the Company, Mr. Tabak received a one-time award of RSUs having an aggregate grant value of $900,000, which will be granted in four equal grant installments. The first tranche was granted in December 2022 and vested on the first anniversary of the grant date. The second tranche was granted in December 2023, with the remaining installments to be granted in December 2024 and 2025, respectively, and such RSUs will vest in approximately two equal installments on the six month anniversary and one year anniversary from the grant date. The vesting of the RSUs is subject to Mr. Tabak’s continued employment on each vesting date, certain other terms of the award agreement and the 2020 Stock Plan.
Mr. Tabak was granted 230,860 RSUs on December 1, 2023, representing the second tranche of his new hire award. The number of RSUs was determined using the 60-day VWAP for the Company's common stock preceding the grant date, consistent with the Company's current practice.
Outstanding PRSUs During 2023
In May 2022, the Compensation Committee approved annual PRSU awards to Messrs. Ehrlichman and Neagle. The May 2022 PRSUs may be earned annually over a three-year period based on the attainment of two performance metrics: specified stock price hurdles (established using specified CAGRs of the VWAP of common stock) and the TTM Revenue Condition. The stock price hurdles must be achieved over any 20 trading dates within any 30 consecutive trading-day period during the applicable Achievement Period. The TTM Revenue Condition is set and measured in each year of the three-year period, and is based upon the Company’s actual annual revenue achieving at least 80% of the revenue as set forth in the Board-approved Company budget for the fiscal year that ends on December 31 of the applicable Achievement Period; provided, however, if the prior year TTM Revenue Condition is not satisfied, then the TTM Revenue Condition set for the next Achievement Period will be increased by the percentage difference between actual revenue and the TTM Revenue Condition for the previous Achievement Period before to the application of the 80% calculation for the current Achievement Period.
FASB ASC Topic 718 stipulates that a grant date is established when the underlying terms of the award are fixed. As a result, the grant date and associated award grant date fair value are established annually over the three-year performance period because the TTM Revenue Condition for these PRSU awards is set on an annual basis.
The actual number of PRSUs that can be earned for the 2022 and 2023 Achievement Periods is between 50% and 100% (subject to interpolation in-between) of one-third of the target PRSUs based upon the absolute share price achieving threshold and target amounts, provided that the TTM Revenue Condition target also is met for the

48	2024 Proxy Statement

respective Achievement Period. In 2024, up to 200% of the full target PRSUs may be earned. Any earned PRSUs only vest at the end of the three-year performance period, with a fixed payout cap of 200% of target PRSUs.
■First Tranche. On May 20, 2022, Messrs. Ehrlichman and Neagle were each granted one-third of the full target PRSU award for the 2022 Achievement Period. The absolute share price threshold of $6.81 was not met and actual revenue for 2022 was lower than the TTM Revenue Condition of $305 million by 9.5%, resulting in no PRSUs earned for the 2022 Achievement Period.
■Second Tranche. On March 16, 2023, Messrs. Ehrlichman and Neagle were granted 211,127 PRSUs and 70,375 PRSUs, respectively, for the 2023 Achievement Period representing one-third of the full target PRSU award. Since the TTM Revenue condition was not achieved for the 2022 Achievement Period, the budget for the 2023 Achievement Period was increased by 9.5% to determine the TTM Revenue Condition of $294.1 million, as required by the terms of the award. For the 2023 Achievement Period, the absolute share price threshold of $7.83 was not met, resulting in no PRSUs earned.
■Third Tranche. On February 27, 2024, Messrs. Ehrlichman and Neagle were each granted the remaining one-third of the full target PRSU award for the 2024 Achievement Period. Up to 200% of the target PRSUs may be earned in the third tranche. Specifically, (i) 50% and 100% (subject to interpolation in-between) of one-third of the target PRSUs can be earned based upon the absolute share price achieving threshold ($9.00) and target ($10.23) amounts, and (ii) 100% to 200% (subject to interpolation in-between) of the full target PRSU award can be earned if the absolute share price exceeds target ($10.23) and maximum ($13.01) amounts and the TTM Revenue Condition is met, which for the third tranche is $368.8 million. Such grant date fair value is expected to be significantly higher than in the first two years.
Employment Agreements and Arrangements
CEO, CFO and COO Employment Agreements. The Compensation Committee approved Company employment agreements for Messrs. Ehrlichman and Neagle in February 2022 and for Mr. Tabak in November 2022. The Compensation Committee believes these agreements improve our ability to attract and retain qualified executives by establishing key terms of employment and providing severance benefits for long-term security. Certain of the provisions included in the employment agreements, including provisions regarding severance, were benchmarked against other companies in our peer group in order to provide reasonable, market-based terms.
The employment agreements do not provide for guaranteed salary increases, earned bonuses or equity awards. Further, the employment agreements provide for double-trigger equity acceleration upon a change in control for qualifying terminations, except in limited circumstances if any equity awards are not assumed in the transaction. The Compensation Committee believes that double-trigger equity acceleration benefits are appropriate to mitigate the uncertainty that executive officers can experience while the possibility of a change in control exists and incentivize them to remain with the Company through the change in control event. The severance benefits in such agreements are subject to compliance with restrictive covenants, including non-competition, non-solicitation, assignment of proprietary rights and confidentiality. See "NEO Compensation Tables—Employment Agreements" for a description of the material terms of the employment agreements, including specified payments in connection with certain termination events and upon a change in control.
Other Compensation Practices and Policies
Stock Ownership. We strongly encourage our executives to hold an equity interest in our Company. Each of our executive officers is required to build and maintain their share ownership to the levels listed below within a period of five years of the later of March 23, 2021 (the effective date of the guidelines) or date the person became an executive officer subject to Section 16 of the Exchange Act.
■CEO: 6x current base salary
■Other NEOs: 2x current base salary
Shares owned outright (including shares from unvested time-based RSUs) will count toward the ownership goals, while shares associated with PRSU and unexercised stock options do not count toward compliance with the policy. In February 2023, the Compensation Committee amended our stock ownership guidelines to exclude unexercised vested stock options from counting toward the ownership goals.
We believe the stock ownership policy will contribute to the retention of shares by our executive officers. Messrs. Ehrlichman and Neagle have met their respective ownership levels, and it is anticipated that Mr. Tabak will be in compliance with the suggested ownership levels within the requisite time frame. In the event that the ownership goals are not achieved within the applicable five-year period, the executive officer would be required to hold 50% of net profits shares issued upon exercise of stock options or settlement of RSUs and PRSUs as applicable (in each case, after payment of any applicable withholding tax obligations) until the required ownership guideline is reached.
The stock ownership policy is in addition to any holding period requirements that may be required under any equity award.

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Clawback Policy. As required by the listing standards adopted by Nasdaq as a result of SEC rulemaking, our Board recently adopted a new Policy for the Recovery of Erroneously Awarded Compensation. The policy provides that the Company must promptly recover specified incentive-based compensation that is received by our Section 16 officers (including our NEOs) on or after October 2, 2023, regardless of fault or misconduct, upon specified accounting restatements of the Company’s financial statement that resulted in such persons receiving an amount that exceeded the amount that would have been received if based on the restated financial statements. See “Corporate Governance, Structure and Responsibility–Policy for the Recovery of Erroneously Awarded Compensation (Dodd-Frank Compliant Policy)” for additional information.
Perquisites. The Company has agreed to reimburse Mr. Ehrlichman for personal legal expenses, not to exceed $60,000 annually, relating to Section 13 reporting to the SEC for his open market purchases of shares of the Company’s common stock. Otherwise, the Company does not currently provide any material perquisites to our NEOs.
401(k) Plan. The Company maintains, and our NEOs may participate in, the Porch 401(k) Plan, a tax qualified 401(k) retirement savings plan. Each participant may contribute to the plan through payroll deductions, up to 90% of such person’s salary and bonus limited to the maximum allowed by Internal Revenue Code regulations (for 2023, the limit was $22,500, with a maximum catch-up contribution of $7,500 for individuals turning 50 years of age or older during 2023). No employees received a Company match in 2023.
How Compensation is Determined

Role of CEO & Management	In determining the compensation of NEOs other than Mr. Ehrlichman, the Compensation Committee receives input from Mr. Ehrlichman, the Compensation Committee's independent compensation consultant, and human resources leadership. Mr. Ehrlichman, as founder and CEO of Porch, has the most involvement and knowledge of the Company’s business goals, strategies, performance, and overall effectiveness of the senior management team and each person’s individual contribution to the Company's performance. Other key leaders, most notably the Company’s VP of People and Mr. Neagle, provide valuable context on the Company’s human capital management efforts as well as an understanding of peer and general market practices regarding compensation. Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. No NEO participates in the final deliberations by the Committee with respect to such person’s own compensation.

Role of Compensation Committee
As detailed further above, the Compensation Committee establishes the compensation of our NEOs after reviewing: individual performance for continuing NEOs; scope of role; skills, experience and criticality to the business; internal pay equity; benchmarking market data; and other factors it deems relevant. It also has used similar considerations to negotiate employment, transition and separation agreements with our NEOs.

The Compensation Committee works with management to set the agenda for its regular meetings. The Compensation Committee also has special meetings and informal meetings and meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Mr. Ehrlichman. The Compensation Committee also regularly consults with its external advisors, including its compensation consultant and legal counsel.

Role of Independent Consultants
The Compensation Committee engaged WTW as its independent compensation consultant beginning in May 2021 and continues to engage WTW. Representatives of WTW are invited to attend all Compensation Committee meetings. WTW provided recommendations on an appropriate peer group, assisted in the evaluation of 2023 target compensation setting, and reviewed and discussed alternatives for the design and implementation of the 2023 NEO Compensation Program.

Stockholder Engagement and Annual Advisory Vote on NEO Compensation
Our stockholders’ views on corporate governance and NEO compensation are important to us and we value and use the feedback and insights that we receive from stockholders. Stockholders may contact the Board or the Compensation Committee at any time throughout the year to provide feedback on our NEO compensation. We provide our stockholders with the annual opportunity to cast an advisory vote on our NEO compensation through a Say on Pay proposal. At the 2023 annual meeting of stockholders, stockholders representing approximately 70% of the votes cast approved, on an advisory basis, the Say on Pay proposal.

50	2024 Proxy Statement

The Compensation Committee believes that a significant portion of the votes against such proposal was due to Mr. Ehrlichman’s reported compensation for 2022 including multiple years of equity awards, and the related accounting expense based on the nature of such awards, all as described in detail in the Company’s 2023 proxy statement. However, the Compensation Committee understands the importance of obtaining further feedback from stockholders and intends to oversee a broad stockholder outreach on compensation matters by the end of 2024.
Competitive Positioning
The following criteria were assessed in determining the 2023 peer group:
■Publicly-traded companies on a major U.S. national securities exchange, with no bankruptcies or de-listings within the last three years
■Within our relevant industries
■Within an appropriate revenue range (which was the primary factor analyzed)
Based on the advice of WTW and consideration by Compensation Committee members of criteria relevant to peer group selection, the Compensation Committee determined for 2023 that the following companies were comparable for purposes of evaluating the 2023 compensation program for NEOs:

2023 Peer Group
■Agilysys, Inc. ■American Software, Inc. ■Blend Labs, Inc. ■Domo, Inc. ■Eventbrite, Inc. ■EverQuote, Inc.	■Fathom Holdings Inc. ■Goosehead Insurance, Inc. ■HCI Group, Inc. ■Hippo Holdings, Inc. ■Lemonade, Inc.	■Liquidity Services, Inc. ■LivePerson, Inc. ■Mitek Systems, Inc. ■NI Holdings, Inc. ■PROS Holdings, Inc.	■PubMatic, Inc. ■QuinStreet, Inc. ■Quotient Technology, Inc. ■Root, Inc. ■TrueCar, Inc.

This was the first refresh of the peer group since Porch became a public company. While there was a preference to maintain prior peers that remained appropriate under the criteria to ensure stability in the compensation analysis, the following adjustments were made to the foregoing peer group for 2023 given the importance of including insurance companies with the identified revenue criteria to complement the application software/technology focused peer group. The Compensation Committee believes these adjustments better reflect the changes in our Company since going public, our growth strategy, and the recent change in our Global Industrial Classification Standard (GICS) code from (25502020) Internet and Direct Marketing Retail to (45103010) Application Software.

Removals for 2023		Additions for 2023
■BRP Group, Inc. ■CarParts.com, Inc. ■Model N, Inc. ■RE/MAX Holdings, Inc.	■ThredUp Inc. ■Trivago N.V. ■SemRush Holdings, Inc.	■Blend Labs, Inc ■HCI Group, Inc. ■Hippo Holdings, Inc. ■Lemonade, Inc.	■LivePerson, Inc. ■NI Holdings, Inc. ■Root, Inc.
In 2023, the Compensation Committee reviewed proposed target compensation against the peer group median for base salary and target total cash compensation, and the 75th percentile of the peer group for annual long-term equity awards.
Compensation Policies and Practices Risk Assessment
Consistent with SEC disclosure requirements, the Compensation Committee, with the assistance of WTW and management, has assessed compensation policies and practices for Company employees and concluded that the risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company.
Other Equity-Related Policies
Timing of Equity-Based Grants
The Compensation Committee and the Board do not coordinate the timing of equity-based grants to our NEOs with the release of material non-public information. As a maturing public Company, our annual LTI awards are typically

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granted early in the second quarter of the year following our Company-wide annual review cycle and to coincide with the timing of grants to the rest of the employee population. Off-cycle monthly awards may be made if our CEO and the Compensation Committee deem it necessary for new hires, or in other special or unique circumstances. The effective date for an off-cycle award is the first business day of the month following the employee's hire date. In particular, the grant date of the second tranche of the 2022 PRSUs was on March 16, 2023, following the establishment of the TTM Revenue Condition based on revenue achieved in 2022. We use the VWAP of a share of Company’s common stock when granting annual LTI awards to mitigate any volatility of stock price.
Tax Matters
No Excise Tax Gross-Ups
If a company makes “parachute payments,” Section 280G of the Internal Revenue Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments,” and Section 4999 of the Internal Revenue Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e., the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount. If a covered employee receives excess parachute payments in any year, the $1 million deduction limitation applicable to the covered employee for such year under Section 162(m) of the Internal Revenue Code is reduced (but not below zero) by the amount of the excess parachute payments.
The CEO, CFO and COO employment agreements and the Company’s equity incentive plans (including the award agreements) may entitle our NEOs to receive payments in connection with a change in control that may result in excess parachute payments. However, the Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.
Report of the Compensation Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

Submitted by the Compensation Committee of the Board:

Sean Kell, Chair
Maurice Tulloch
Camilla Velasquez
This report of the Compensation Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

52	2024 Proxy Statement

NEO COMPENSATION TABLES
2023 Summary Compensation Table
The following table shows information regarding the compensation of our NEOs for services earned during the fiscal year ended December 31, 2023, and, to the extent required by SEC disclosure rules, the fiscal years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total
Matt Ehrlichman	2023	600,000		2,445,664		1,200,000	21,110	4,266,774
Chief Executive Officer and Chairman	2022	642,230		12,893,066			47,926	13,583,222
	2021	450,000	822,840					1,272,840
Shawn Tabak	2023	390,000		559,769		390,000		1,339,769
Chief Financial Officer	2022	49,500		324,253				373,753
Matthew Neagle	2023	417,885		1,153,189		835,770		2,406,844
Chief Operating Officer	2022	409,377		1,069,807				1,479,184
	2021	348,488	433,876	8,866,323	89,888			9,738,575
(1)Reflects base salary during the relevant fiscal year. Mr. Ehrlichman's 2022 base salary is higher than his 2023 base salary because during 2022 he received an increase effective October 1, 2021. For a discussion regarding changes in base salary, see “Compensation Discussion and Analysis—2023 NEW Compensation Determinations—Base Salary.”
(2)Includes aggregate grant date fair value of awards granted in the year indicated computed in accordance with FASB ASC Topic 718. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be realized by our NEOs. Option Awards consist of stock options valued using a Black-Scholes model. Stock Awards consist of RSUs and PRSUs. RSUs and the portion of PRSUs based on the achievement of financial performance metrics were valued using the closing price of common stock of the Company on Nasdaq on the grant date. The portion of PRSUs based on share price performance, considered a market condition under FASB ASC Topic 718, were valued based on the probable achievement of the underlying market conditions as of each grant date using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market conditions. The grant date fair value of PRSU awards granted in May 2022 in the Summary Compensation Table for 2022 and 2023 is determined under FASB ASC Topic 718, which stipulates that a grant date is established when the underlying terms of the award are fixed. Because the revenue condition for the PRSU awards granted in May 2022 are set on an annual basis, the grant date and associated award grant date fair value are established annually over the three-year performance period. The grant date fair value in 2022 and 2023 is impacted by the ability to earn only up to one-third of the target PRSU.
(3)Reflects payouts under the 2023 Bonus Plan. For purposes of the 2023 Bonus Plan including the Permitted Adjustments, our full year Revenue was approximately $430 million and Adjusted EBITDA (Loss) as a percentage of Revenue was (10)%. On a combined basis this performance achievement resulted in the maximum payout for the full year measurement period. Our second half Revenue was approximately $244 million and Adjusted EBITDA as a percentage of Revenue was 8.4% resulting in a maximum payout for the half-year measurement period. This level of performance resulted in each of our NEOs earning 200% of their respective target bonuses under the 2023 Bonus Plan.
(4)In connection with the additional SEC reporting and filing requirements for Mr. Ehrlichman’s purchase of shares in the Company, the Company has agreed to reimburse Mr. Ehrlichman for his personal legal expenses, not to exceed $60,000 annually. In 2023, the Company reimbursed Mr. Ehrlichman $21,110 for personal expenses relating to legal services received for SEC reporting and filings that relate to his purchase of shares in the Company.

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2023 Grants of Plan-Based Awards
The table below includes information regarding awards of 2023 Bonus Plan, RSUs and PRSUs to our NEOs during the fiscal year ended December 31, 2023. All equity awards in 2023 were granted pursuant to the 2020 Stock Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Matt Ehrlichman	3/16/23	PRSU					211,127	211,127	(4)		21,113
		BP	300,000	600,000	1,200,000
	4/7/23	PRSU				437,119	874,237	1,748,474	(5)		428,376
	4/7/23	PRSU				218,560	437,119	874,238	(6)		598,853
	4/7/23	PRSU				218,559	437,118	874,236	(7)		598,852
	4/7/23	RSU								582,825	798,470
Shawn Tabak	12/1/23	RSU								230,860	387,845
		BP	97,500	195,000	390,000
	4/7/23	PRSU				30,996	61,991	123,982	(5)		30,375
	4/7/23	PRSU				15,498	30,996	61,992	(6)		42,465
	4/7/23	PRSU				15,498	30,996	61,992	(7)		42,465
	4/7/23	RSU								41,328	56,619
Matthew Neagle	3/16/23	PRSU				—	70,375	70,375	(4)		7,038
		BP	208,943	417,885	835,770
	4/7/23	PRSU				206,638	413,275	826,550	(5)		202,505
	4/7/23	PRSU				103,319	206,638	413,276	(6)		283,094
	4/7/23	PRSU				103,319	206,638	413,276	(7)		283,094
	4/7/23	RSU								275,517	377,458
(1)Represents potential threshold, target and maximum payouts under the 2023 Bonus Plan for Messrs. Ehrlichman, Tabak and Neagle. The bonus opportunity under the 2023 Bonus Plan can be earned based upon a performance grid specifying the combined achievement levels of two objective Company performance goals, Revenue and Adjusted EBITDA (Loss) as a percentage of Revenue. The performance goals at target are based upon the Company’s 2023 budget, subject to an approved adjustment policy by the Compensation Committee. This performance-based 2023 bonus program has a threshold and maximum bonus opportunity of 50% and 200% of the applicable target bonus. The Committee has negative discretion to reduce the bonus for any reason.
(2)The RSU awards granted on April 7, 2023, to Messrs. Ehrlichman, Tabak and Neagle will vest 25% on April 5, 2024, and thereafter semiannually in equal increments over the next 36 months, subject to each individual’s employment or service with the Company in accordance with applicable award and employment agreements. The RSU award granted to Mr. Tabak on December 1, 2023, represents the second installment of his one-time new hire award having an aggregate grant date value of $900,000 that is being granted in four installments. This second installment vests semiannually over one year, subject to Mr. Tabak's continued employment in accordance with his award and employment agreements.
(3)Each amount reported in this column represents the grant date fair value of the applicable award which was determined pursuant to FASB ASC Topic 718. RSUs granted during the year and the portion of PRSUs granted during the year based on financial performance metrics were valued based on the closing stock price on the date of grant. The portion of PRSUs based on market conditions were valued based on the probable achievement of the underlying market conditions as of the date of grant using a Monte Carlo simulation. The actual amounts that will be received by our NEOs with respect to these market and/or performance-based awards will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was deemed probable at the date of grant. The Monte Carlo pricing model assumptions were as follows:

Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
3/16/2023	0.8	4.6	100.0	0
4/7/2023	3.0	3.7	95.0	0
(4)This amount represents the grant date fair value of the second tranche of the May 20, 2022 PRSU awards granted to each of Messrs. Ehrlichman and Neagle for the 2023 Achievement Period, representing one-third of the full target PRSU award. The actual number of PRSUs that can be earned for the 2023 Achievement Period is between 50% and 100% based upon the Absolute Share Price achieving threshold and target amounts, provided that the TTM Revenue Condition target is also met for the 2023 Achievement Period. The March 16, 2023 grant date reflects the timing of when all the definitive terms of the award were known, i.e., the determination of the 2023 TTM Revenue Condition. Actual revenue for 2022 was lower than the TTM Revenue Condition by 9.5%, resulting in no PRSUs being earned by Messrs. Ehrlichman and Neagle for the 2022 Achievement Period. Therefore, the budget for 2023 Achievement Period was increased by 9.5% to determine the TTM Revenue Condition representing 80% of the budget. For the

54	2024 Proxy Statement

Achievement Period in 2024, each of Messrs. Ehrlichman and Neagle can earn between 100% to 200% of the full target PRSU award if the Absolute Share Price exceeds target and maximum amounts and the TTM Revenue Condition target is met.
(5)This amount represents the grant date fair value of the portion of the PRSU awards granted to each of our NEOs in April 2023 that may be earned and vested based on achieving absolute share price CAGR hurdles. The CAGR hurdles can be achieved by maintaining a 90-day average closing share price within the first 18 months or 30-day average closing share price within the last 18 months of the three-year performance period ending April 5, 2026. The threshold, target and maximum levels of CAGR performance of 15%, 20% and 30% yield 50%, 100% and 200% of target, respectively.
(6)This amount represents the grant date fair value of the portion of the PRSU awards granted to each of our NEOs in April 2023 that may be earned and vested based on achieving Adjusted EBITDA goals for 2025.
(7)This amount represents the grant date fair value of the portion of the PRSU awards granted to each of our NEOs in April 2023 that may be earned and vested based on achieving Revenue goals for 2025.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table presents information regarding the outstanding stock options and stock awards held by each of our NEOs as of December 31, 2023.

			Option Awards						Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew Ehrlichman	3/23/2017	3/22/2017	281,856	(1)	—		1.92	3/22/2027	—		—		—		—
	3/23/2017	5/19/2017	281,856	(1)	—		1.92	3/22/2027	—		—		—		—
	10/18/2018	9/12/2018	1,328,468	(1)	—		2.73	10/17/2028	—		—		—		—
	6/5/2020	3/31/2020	21	(2)	2	(2)	3.30	6/4/2030	—		—		—		—
	2/10/2022	10/1/2021	—		—		—	—	28,969	(5)	89,225	(9)	—		—
	2/10/2022	10/1/2021	—		—		—	—	231,750	(6)	713,790	(9)	—		—
	2/10/2022	10/1/2021	—		—		—	—	—		—		883,740	(10)	2,721,919	(9)
	5/20/2022	4/1/2022	—		—		—	—	131,969	(7)	406,465	(9)	—		—
	3/16/2023	3/16/2023	—		—		—	—	—		—		211,127	(11)	650,271	(9)
	4/7/2023	4/1/2023	—		—		—	—	582,825	(7)	1,795,101	(9)	—		—
	4/7/2023	4/7/2023	—		—		—	—	—		—		1,748,474	(13)	5,385,300	(9)
Matthew Neagle	6/6/2018	4/1/2018	264	(1)	—		2.07	6/5/2028	—		—		—		—
	6/6/2018	4/1/2018	291	(1)	—		2.07	6/5/2028	—		—		—		—
	8/24/2018	7/1/2018	1,278	(1)	—		2.73	8/23/2028	—		—		—		—
	6/5/2020	3/1/2020	5,135	(3)	734	(3)	3.30	6/4/2030	—		—		—		—
	6/5/2020	3/1/2020	6,199	(2)	846	(2)	3.30	6/4/2030	—		—		—		—
	4/22/2021	12/31/2020	10,656	(4)	1,987	(4)	13.23	4/21/2031	—		—		—		—
	11/16/2021	10/1/2021	—		—		—	—	37,609	(5)	115,836	(9)	—		—
	11/16/2021	10/1/2021	—		—		—	—	12,309	(6)	37,912	(9)	—		—
	11/16/2021	10/1/2021	—		—		—	—	—		—		37,184	(12)	114,527	(9)
	5/20/2022	4/1/2022	—		—		—	—	131,969	(7)	406,465	(9)	—		—
	3/16/2023	3/16/2023	—		—				—		—		70,375	(11)	216,755	(9)
	4/7/2023	4/1/2023	—		—				275,517	(7)	848,592	(9)	—		—
	4/7/2023	4/7/2023	—		—		—	—	—		—		826,551	(13)	2,545,777	(9)
Shawn Tabak	4/7/2023	4/1/2023	—		—		—	—	41,328	(7)	127,290	(9)	—		—
	4/7/2023	4/7/2023	—		—		—	—	—		—		123,983	(13)	381,868	(9)
	12/1/2023	12/1/2023	—		—		—	—	230,860	(8)	711,049	(9)	—		—

(1)This option vested 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/36th monthly increments.
(2)This option vests 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/36th monthly increments.
(3)This option vests 25% on the six month anniversary of the vesting commencement date, 25% in monthly increments over the next six months, another 25% on the first anniversary of the vesting commencement date and the remaining 25% of options vest in subsequent 1/36th monthly increments.

ir.porchgroup.com	55

(4)This option vests 25% on the vesting commencement date, 25% on the first anniversary of the vesting commencement date and the remaining in subsequent 1/35th monthly increments.
(5)This stock award vests in 1/10th increments every quarter over 30 months.
(6)This stock award vests in 1/12th increments every quarter over 36 months.
(7)This stock award vests 25% on the first anniversary of the vesting commencement date and the remaining semiannually over three years.
(8)This stock award vests semiannually over one year.
(9)This value is calculated by multiplying the number of shares subject to this award by $3.08, the closing stock price of a share of Company common stock on December 31, 2023.
(10)This stock award vests in one-third installments if certain stock price triggers are achieved within 36-months following the grant as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $26.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $28.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $30.00 over any 20 trading days within any 30-consecutive trading day period.
(11)This stock award represents the second tranche of the May 20, 2022 PRSU award for the 2023 Achievement Period, representing one-third of the full target PRSU award. The actual number of PRSUs that can be earned for the 2023 Achievement Period is between 50% and 100% based upon the Absolute Share Price achieving threshold and target amounts, provided that the TTM Revenue Condition target is also met for the 2023 Achievement Period. The March 16, 2023 grant date reflects the timing of when all the definitive terms of the award were known, i.e., the determination of the 2023 TTM Revenue Condition. Actual revenue for 2022 was lower than the TTM Revenue Condition by 9.5%, resulting in no PRSUs being earned for the 2022 Achievement Period. Therefore, the budget for 2023 Achievement Period was increased by 9.5% to determine the TTM Revenue Condition representing 80% of the budget. For the Achievement Period in 2024, the NEO can earn between 100% to 200% of the full target PRSU award if the Absolute Share Price exceeds target and maximum amounts and the TTM Revenue Condition target is met.
(12)This stock award vests in one-third installments if certain stock price triggers are achieved within 36 months following the grant as follows: (i) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $24.00 over 20 trading days within a 30-consecutive trading day period; (ii) one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $26.00 over any 20 trading days within any 30-consecutive trading day period; and (iii) the remaining one-third (1/3) of the shares will vest if the closing price of a share of Company common stock is greater than or equal to $28.00 over any 20 trading days within any 30-consecutive trading day period.
(13)This stock award vests in 2026 based on the achievement of three performance metrics, 50% based on absolute share price CAGR, 25% based on Revenue and 25% based on Adjusted EBITDA. The actual number of PRSUs that can be earned is between 0% and 200% of the target number of PRSUs.
2023 Options Exercised and Stock Vested
The following table reflects, for each of our NEOs, the number of RSUs vested during the fiscal year ended December 31, 2023. There were no option exercises for our NEOs during the fiscal year ended December 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Matthew Ehrlichman	368,868	494,453
Shawn Tabak	145,405	244,280
Matthew Neagle	141,406	182,115
(1)Represents the gross number of shares acquired upon vesting of RSUs without taking into account any shares that may be withheld to satisfy applicable tax obligations.
(2)Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing price of the Company’s common stock on the Nasdaq on the vesting date or if the vesting occurred on a day on which the Nasdaq was closed for trading, the next trading day.
Pension Benefits
The Company does not sponsor or maintain any defined benefit pension plan that provides for payments or other benefits at, following, or in connection with retirement of its employees, including our NEOs.

56	2024 Proxy Statement

Nonqualified Deferred Compensation
The Company does not sponsor or maintain any defined contribution or other plan for its employees, including our NEOs, that provides for the deferral of compensation on a basis that is not tax-qualified.
Employment Agreements
On February 11, 2022, the Company entered into new employment agreements with each of Mr. Ehrlichman (the “CEO Employment Agreement”) and Mr. Neagle (the “COO Employment Agreement”), and on November 2, 2022, upon the hire of Mr. Tabak as the new Chief Financial Officer, the Company entered into an employment agreement with Mr. Tabak (the “CFO Employment Agreement”) (each, for purposes of this subsection, an “Executive”).
Following is a summary of the material severance and change in control provisions of each of the CEO Employment Agreement, CFO Employment Agreement and COO Employment Agreement.
Term: Each agreement is for an initial term of 36 months and provides for automatic renewals for successive 12-month terms absent written notice from the Company or the Executive at least 60 days prior to the expiration of the then-current term. Each Executive is an at-will employee and either party may terminate Executive’s employment and the agreement at any time, with or without cause.
Non-Change in Control (Termination). Upon a Non-Change in Control Termination, subject to the execution and non-revocation of a general release and compliance with the restrictive covenants described below, the Executive will be entitled to accrued obligations (i.e., payment of any earned but unpaid base salary, accrued but unused paid time off (if required by applicable law to be paid upon termination), vested benefits in accordance with the applicable employee benefit plan and unreimbursed business expenses) and (i) cash severance equal to 12 months of the Executive’s then-current annual base salary and the Executive’s annual target bonus opportunity, payable in equal monthly installments over the Severance Period, subject to offset due to other employment, and (ii) during the Severance Period (but ceasing once equivalent employer-paid coverage is otherwise available to him or upon the earliest of certain other events, including violation of the restrictive covenants described below), the Executive will be entitled to monthly payments necessary to cover the premiums for continued coverage for him and his dependents under Porch’s health, dental and vision plans through COBRA.
Furthermore, upon a Non-Change in Control Termination, (i) any outstanding performance-based equity awards will remain outstanding and will vest in accordance with the specified vesting schedule (excluding any requirement for continued employment), (ii) any outstanding time-vesting equity awards that would have vested through the first anniversary of the termination date will vest on the termination date and any unvested awards remaining thereafter will be terminated and canceled by the Company, and (iii) for any stock options which were vested as of the termination date, such options may be exercised until the earlier of 12 months following the termination date and the expiration date and any unvested stock options remaining thereafter will be terminated and canceled by the Company. Upon termination due to death or Disability, any vested options may be exercised until the earlier of the one-year anniversary of the termination date and the expiration date of such options. Upon the Executive’s termination of employment which is not for Good Reason, any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.
Equity Acceleration (Change in Control). Each of the CEO, CFO and COO Agreements also provide for double-trigger equity acceleration in the event of a Change in Control (as such term is defined in the applicable agreements). Upon a Change in Control, existing equity awards will continue based on specified terms, provided that (i) any unearned performance-based share awards will be treated as RSUs or time-based options (respectively) and vest 12 months from the closing date and (ii) all outstanding equity awards will be accelerated in full and paid upon a Change in Control if such awards are not assumed or substituted by the surviving entity on a reasonably equivalent basis. Upon a Change in Control Termination, (i) any outstanding equity awards will be fully earned and vested and (ii) any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date. Also, following a change in control, (x) upon termination due to death or Disability, any vested options may be exercised until the earlier of 12 months following the termination date and the expiration date, and (y) upon any other termination except Cause, any vested options may be exercised until the earlier of 90 days following the termination date and the expiration date.
Pursuant to action taken by the Compensation Committee in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date.
Restrictive Covenants. Under the terms of their respective offers of employment, our CEO, CFO and COO are subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by the Company for 18 months (in the case of Mr. Ehrlichman) and for 12 months (in the case of Messrs. Neagle and Tabak) thereafter (subject to a longer period if due to breach). In addition, each executive officer has agreed not to use or disclose any confidential information of the Company, subject to customary exceptions, and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.

ir.porchgroup.com	57

2020 Stock Plan
Following are the terms of the various award agreements granted under the Company’s 2020 Stock Plan provide for accelerated vesting upon the occurrence of certain events.
Effect of a Change in Control or Certain Other Transactions under the 2020 Stock Plan. In the event of a Change in Control (as defined in the 2020 Stock Plan), the 2020 Stock Plan generally provides that the Board may determine to effect some combination of accelerated vesting, assumption, substitution or surrender of outstanding equity awards in exchange for cash, stock or other property in connection with such Change in Control.
Clawback of Proceeds. The award agreements issued to our Executives under the 2020 Stock Plan generally require the recipient of the applicable award to agree to restrictive covenants relating to confidentiality, non-disparagement and, for 12 months post-termination, non-solicitation of employees and business relations and non-competition and, to the extent such covenants (or any other agreement between the recipient and the Company) are breached by the recipient, to forfeit the award and remit a cash payment based on the number of earned and vested shares underlying the applicable equity award.
Tax Matters. Pursuant to the award agreements under the 2020 Stock Plan, if any payments or benefits to which the recipient thereof would be entitled to receive pursuant to the terms of the applicable agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed "parachute payments" under Section 280G of the IRS Code and the excise tax imposed by Section 4999 of the IRS Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the IRS Code, provided that no reduction will be made if the Executive would receive a greater net after-tax amount absent such reduction.
Accelerated Vesting – Execution of Release. As a condition to any accelerated vesting of underlying equity awards, the award agreements under the 2020 Stock Plan require the recipient of the applicable award to execute a release of claims in favor of the Company within 60 days of the applicable termination of employment.
Accelerated Vesting of RSUs – Termination of Employment. The RSU award agreements generally provide that if the Executive’s employment with the Company is terminated by the Company without Cause or the Executive resigns with Good Reason (in each case, as defined in the applicable award agreement) that, subject to the execution and irrevocability of the release discussed above, any unvested RSUs that would otherwise have vested within 12 months of such termination will become vested as of the 61st day following such termination or resignation.
Accelerated Vesting of PRSUs – Termination of Employment. The PRSU award agreements generally provide that if employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason that, subject to the execution and irrevocability of the release discussed above, the applicable award will remain outstanding and will vest when earned in accordance with the applicable vesting schedule without regard for any vesting condition relating to employment.
Treatment of RSUs – Change in Control. The RSU award agreements generally provide that in the event of a Change in Control:
■if the award is assumed or reasonably substituted on an equitable basis to such Executive, the award will continue subject to the terms of the award agreement, except that if such Executive’s employment with the Company is terminated by the Company without Cause or such Executive resigns with Good Reason on or within 12 months following the consummation of such Change in Control, the award will fully vest as of the 61st day following such termination or resignation; or
■if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.
Treatment of PRSUs – Change in Control. The PRSU award agreements generally provide that in the event of a Change in Control:
■if the award is assumed or reasonably substituted on an equitable basis to such Executive, any earned portion of the award will remain issued and outstanding as RSUs, subject to a vesting period commencing on the closing date of such Change in Control and ending on the earlier of (a) the one year anniversary thereof and (b) the 61st day following the date on which the Executive’s employment is terminated by the Company without Cause or such Executive resigns for Good Reason; or
■if the award is not assumed or reasonably substituted on an equitable basis to such Executive, the award will fully vest immediately prior to the consummation of the Change in Control.

58	2024 Proxy Statement

2012 Equity Incentive Plan
Prior to the closing of the Business Combination, each of Messrs. Ehrlichman and Neagle were granted equity awards pursuant to the 2012 Stock Plan, a portion of which remain unvested.
Effect of a Change in Control or Certain Other Transactions under the 2012 Stock Plan. Under the terms of the 2012 Stock Plan, pursuant to which certain of the Company’s NEOs hold outstanding stock options, in the event of a merger or “Change in Control” (as defined in the 2012 Stock Plan), the administrator of the 2012 Stock Plan may provide that (i) awards will be assumed or substituted, (ii) awards will terminate, (iii) awards will vest and become exercisable, realizable or payable, and/or (iv) participants will receive cash payments or replacement awards in exchange for their outstanding awards. The 2012 Stock Plan also provides that an award will vest in full if such award is not assumed or substituted by a successor.
Options held by Mr. Neagle. Pursuant to action taken by the Compensation Committee of the Company’s Board in February 2020, outstanding options held by Mr. Neagle will vest upon the occurrence of a “change in control” of the Company, subject to Mr. Neagle’s continued employment through such date. The business combination was not a “change in control” of the Company for purposes of his outstanding equity awards.
Potential Payments Upon Termination or Change of Control
The following table estimates the potential payments and benefits to our NEOs upon termination of employment or a change of control, assuming such event occurs on December 31, 2023. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
Other Notes Applicable to Table. The 2012 Stock Plan and the 2020 Stock Plan each provide for the acceleration of vesting of equity awards under specified circumstances noted above. The table reflects (A) the intrinsic value of such acceleration, based on the closing price of the common stock on Nasdaq on December 29, 2023 ($3.08) and (B) to the extent the applicable equity award is an option, the exercise price thereof. The table does not reflect the intrinsic value of vested equity awards, which is set forth in "Outstanding Equity Awards at December 31, 2023."
The Compensation Committee or Board has discretion to accelerate the vesting of equity awards under the 2012 Stock Plan or the 2020 Stock Plan to the extent not expressly set forth above. The table assumes that neither the Compensation Committee nor the Board utilize such discretion.
For a termination following a change in control, the table below assumes the change in control event and the termination event each occur as of December 31, 2023.

Executive	Qualifying Termination of Employment(1)	Qualifying Termination within 12 Months Following a Change in Control(2)	Change in Control(3)
Matthew Ehrlichman	$12,928,461	$14,294,277	$14,294,277
Shawn Tabak	$1,756,275	$1,835,831	$1,835,831
Matthew Neagle	$4,818,098	$5,592,349	$5,592,349
(1)    For purposes of this column, “qualifying termination of employment” refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason. For each of our NEOs, the figures reflect the value of cash severance equal to 12 months of annual base salary, the annual target bonus, the cost of COBRA coverage, the value of RSU awards that would have vested within 12 months following termination, and the value of accelerated vesting of PRSU awards. For our PRSU awards, the Company has assumed performance goals applicable to each award are satisfied at target prior to the end of each applicable performance period.
(2)    For purposes of this column, the Company has assumed that the outstanding equity awards have been assumed or substituted by the successor or acquirer in connection with the change in control event. “Qualifying Termination of Employment” for purposes of this column refers to a termination of employment by the Company or any subsidiary without cause or a termination by the executive for good reason. For each of our NEOs, the figures reflect the values noted in footnote (1) with the exception of the value of RSU awards in that we are including the value of accelerated vesting of all outstanding RSU awards pursuant to the terms of the applicable award agreements.
(3)    For purposes of this column, the Company has assumed that the outstanding equity awards were not assumed or substituted by the successor or acquirer in connection with the change in control event. For each of our NEOs, the figures reflect the values noted in footnote (1) with the exception of the value of RSU awards in that we are including the value of accelerated vesting of all outstanding RSU awards pursuant to the terms of the applicable award agreements.

ir.porchgroup.com	59

CEO PAY RATIO

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. This information is being provided for compliance purposes only. Neither the Compensation Committee nor management of the Company used the pay ratio in making compensation decisions for 2023.
For 2023, we selected a new median employee given our population changes resulting from headcount reductions and the inclusion of employees of our 2022 acquisitions that were previously excluded from our 2022 CEO pay ratio. The new median employee was selected from a group of 867 full-time and part-time employees who were active as of December 31, 2023. In identifying our median employee, we used the annual base salary of each employee for the twelve-month period that ended on December 31, 2023, plus any earned commissions and overtime, all of which was obtained from internal payroll and records. We did not include independent contractors or leased workers in our employee population for purposes of making our determination.
As disclosed in the Summary Compensation Table, the 2023 annual total compensation, as determined under Item 402 of Regulation S-K, for our CEO was $4,266,774. The 2023 annual total compensation, as determined under Item 402 of Regulation S-K, for our median employee was $87,129, representing a business unit exempt level employee receiving base salary and annual LTI awards. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for 2023 is 49 to 1.
Given the different methodologies, estimates, adjustments and other assumptions that public companies utilize to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

60	2024 Proxy Statement

PAY VERSUS PERFORMANCE

The following table provides information about the relationship between executive CAP and certain financial performance of the Company, in accordance with Item 402(v) of Regulation S-K. Please see the “Compensation Discussion and Analysis” for an overview of our compensation philosophy, objectives, processes and components of our NEO compensation program, including how the Compensation Committee structures our NEO compensation program to motivate and reward the achievement of performance-based financial goals that align with our operational and strategic objectives. The SEC-defined CAP data set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee has not used or considered CAP previously in establishing the NEO compensation program. A significant portion of the CAP amounts shown relate to changes in the values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in detail in the “Compensation Discussion and Analysis”, the PRSUs are subject to multi-year performance conditions tied to objective performance metrics and all of the RSUs, PRSUs and stock options are subject to time vesting conditions or holding periods. The ultimate values actually realized by our NEOs from unvested equity awards, if any, will not be determined until the awards fully vest (or thereafter upon exercise, in the case of outstanding stock options).

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Company Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income (Loss) (in thousands) ($)(7)	Stock Price Performance ($)(8)
2023	4,266,774	9,047,023	1,873,307	3,318,178	31	202	(133,933)	1.98
2022	13,583,222	(5,051,506)	896,705	(1,798,741)	19	129	(156,559)	7.87
2021	1,272,840	12,645,437	5,272,339	3,812,619	157	182	(106,606)	19.57
2020	16,829,446	35,260,766	1,089,816	5,083,656	144	136	(71,316)	11.02
(1)We have never sponsored or maintained any defined benefit or actuarial pension plans. Therefore no pension value adjustments were made to the compensation actually paid amounts set forth in the table above. The Company has not paid nor accrued any dividends on equity awards in any applicable year.
(2)The dollar amounts reported in the table are the amounts of total compensation reported for Mr. Ehrlichman and the average amounts of total compensation reported for the other NEOs as a group, as listed in footnote (4), for each corresponding year in the "Total" column of the Summary Compensation Table, as applicable. See "NEO Compensation Tables—2023 Summary Compensation Table".
(3)The PEO reported in the table represents Mr. Ehrlichman for all four years shown. The dollar amounts reported represent the amount of CAP as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Ehrlichman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following table provides the adjustments that were made to Mr. Ehrlichman’s total compensation for each year to determine the CAP.

Year	Reported Summary Compensation Table Total for PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Award Adjustments ($)(b)	Equals	CAP for PEO ($)
2023	4,266,774		2,445,664		7,225,913		9,047,023
2022	13,583,222		12,893,066		(5,741,662)		(5,051,506)
2021	1,272,840		—		11,372,597		12,645,437
2020	16,829,446		14,964,252		33,395,572		35,260,766

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	Equity Award Adjustments
Year	Added Value of Outstanding and Unvested Awards Granted During the Year ($)	Added Change in Value of Outstanding and Unvested Awards Granted in Prior Years ($)	Added Value as of Vesting Date of Awards Granted and Vested During the Year ($)	Added Change in Value of Awards Granted in Prior Years and Vested During the Year ($)	Deducted Fair Value at the End of the Prior Year of Awards that Failed to Meet Vesting Conditions During the Year ($)	Total Equity Award Adjustments ($)
2023	6,974,212	471,227	—	(199,020)	(20,506)	7,225,913
2022	1,520,099	(6,746,516)	1,520,122	(2,035,367)	—	(5,741,662)
2021	—	(1,078,059)	—	12,450,656	—	11,372,597
2020	24,873,237	7,524,199	—	998,136	—	33,395,572
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted and vested in the same year for any applicable year, the amount equal to the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; and (v) the subtraction of the prior year year-end fair value for any awards granted in prior years that fail to meet the applicable vesting conditions during the applicable year. The fair values of RSUs and PRSUs included in the CAP to our PEO and the Average CAP to our other NEOs are calculated at the required measurement dates in accordance with FASB ASC 718, consistent with the approach used to value the awards at the grant date as described in our Form 10-K. In accordance with Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards were remeasured as of the end of each year, and as of each vesting date. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the grant date. Any material changes to the RSU, PRSU and stock option fair values from the grant date (for current year grants) and from prior year-end (for prior year grants) are based on our updated stock price at the respective measurement dates, and for PRSUs, updated estimates for performance outcomes.
(4)The Non-PEO NEOs reported in the table represent Messrs. Neagle and Heimbigner for years 2020 and 2021, Messrs. Tabak, Neagle and Heimbigner for year 2022, and Messrs. Tabak and Neagle for 2023. To calculate CAP, the following average adjustments were made to the average total compensation number shown in the Summary Compensation Table. See footnotes (a) and (b) to footnote (3) above for information on footnotes (a) and (b) in the table below.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)(a)	Plus	Average Equity Award Adjustments ($)(b)	Equals	Average CAP for Non-PEO NEOs ($)
2023	1,873,307		856,479		2,301,350		3,318,178
2022	896,705		464,687		(2,230,759)		(1,798,741)
2021	5,272,339		4,603,657		3,143,937		3,812,619
2020	1,089,816		592,567		4,586,407		5,083,656

62	2024 Proxy Statement

	Equity Award Adjustments
Year	Added Value of Outstanding and Unvested Awards Granted During the Year ($)	Added Change in Value of Outstanding and Unvested Awards Granted in Prior Years ($)	Added Value as of Vesting Date of Awards Granted and Vested During the Year ($)	Added Change in Value of Awards Granted in Prior Years and Vested During the Year ($)	Deducted Fair Value at the End of the Prior Year of Awards that Failed to Meet Vesting Conditions During the Year ($)	Total Equity Award Adjustments ($)
2023	2,249,022	110,119	—	(57,460)	(331)	2,301,350
2022	223,440	(765,032)	—	(635,944)	(1,053,223)	(2,230,759)
2021	1,594,276	197,963	590,891	760,807	—	3,143,937
2020	4,394,085	124,552	40,810	26,960	—	4,586,407
(5)Assumes an investment of $100 was made in the Company's common stock on January 13, 2020, the first day of trading of the Company’s common stock on Nasdaq, and measures cumulative TSR from that date through and including December 31 of the specified year. Historical stock performance is not necessarily indicative of future stock performance.
(6)Assumes an investment of $100 was made in the S&P 500 IT Index on January 13, 2020, and measures cumulative TSR from that date through and including December 31 of the specified year.
(7)Reflects the Company's net income (loss) as reported in our financial statements.
(8)Reflects the highest average 90-day average of the closing share price of the Company's common stock within the specified year, representing a performance condition associated with stock price compound annual growth targets for our PRSU awards.
Pay versus Performance Description of Relationships
The graphs below show the relationship of CAP for our PEO and other NEOs in 2023, 2022, 2021 and 2020 to: (1) TSR of both our Company and Peer Group; (2) net income (loss); and (3) Stock Price Performance (reflecting the highest 90-day average of the closing share price of the Company's common stock within the specified year). The Compensation Committee has not previously used or considered CAP, as computed in accordance with Item 402(v) of Regulation S-K, to set NEO target pay or align our NEO compensation to Company performance. See “Compensation Discussion and Analysis” for a discussion of how the Compensation Committee designs our NEO compensation program and sets NEO target pay.

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Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid versus Net Income (loss)

64	2024 Proxy Statement

Compensation Actually Paid versus Stock Price Performance

Reflects the highest 90-day average of the closing share price of the Company's common stock within the specified year, consistent with a performance condition of PRSU awards granted in 2023.

Tabular List of Performance Measures
In the Company’s assessment, the financial performance measures set forth in the table below represent the most important financial performance measures used by the Company for 2023 to link compensation actually paid to the Company’s NEOs to Company performance. Please refer to “Compensation Discussion and Analysis” for additional information.

MOST IMPORTANT PERFORMANCE MEASURES TO DETERMINE 2023 COMPENSATION ACTUALLY PAID
Stock Price Performance	Revenue	Adjusted EBITDA (Loss) as a Percentage of Revenue
This pay versus performance section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of the Company's filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023, regarding the number of shares of the Company’s common stock that may be issued under our equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Security Holders	15,706,969	(1)	$3.47	(2)	8,008,671	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	15,706,969		$3.47		8,008,671
(1)Includes 3,642,022 shares issuable pursuant to outstanding stock options, 8,310,548 shares issuable pursuant to outstanding RSUs and 3,754,399 shares issuable pursuant to outstanding PRSUs under our 2020 Stock Plan and 2012 Stock Plan.
(2)Only option awards were used in computing the weighted-average exercise price.
(3)The number of shares of the Company’s common stock available under the 2020 Stock Plan will increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2021, and continuing until (and including) the calendar year ending December 31, 2030, with such annual increase equal to the lesser of (i) 5% of the number of shares of common stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board.

66	2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of the Company’s common stock as of March 31, 2024 for the following:
■each person, or group of affiliated persons, known by us to beneficially own 5% of the outstanding shares of the Company’s common stock;
■each of our current directors and director nominees;
■each of our current NEOs; and
■all of the directors and NEOs as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, common stock subject to options, or warrants or other convertible securities held by that person that are currently exercisable or exercisable within 60 days of March 31, 2024 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 97,731,699 shares outstanding as of March 31, 2024.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock (%)
5% Stockholders:
Matt Ehrlichman(2)	21,479,859	21.37%
Granahan Investment Management, LLC(3) 404 Wyman Street Massachusetts, MA 02451	11,890,749	12.03%
Named Executive Officers:
Matt Ehrlichman(2)	21,479,859	21.37%
Shawn Tabak(4)	292,311	*
Matthew Neagle(5)	1,305,306	*
Directors and nominees for Director (excluding CEO):
Sean Kell(6)	193,428	*
Rachel Lam(7)	133,775	*
Alan Pickerill(8)	154,503	*
Amanda Reierson (9)	43,249	*
Maurice Tulloch(10)	106,211	*
Camilla Velasquez(11)	45,225	*
Regi Vengalil(12)	131,122	*
All directors and executive officers as a group (10 individuals)	23,884,989	23.46%
*Indicates beneficial ownership of less than 1% of the outstanding shares of the Company’s common stock.
(1)Unless otherwise noted, the business address of those listed in the table above is 411 1st Avenue South, Suite 501, Seattle, Washington 98104.
(2)This amount includes (i) 18,684,564 shares of Common Stock held directly by Mr. Ehrlichman, (ii) 1,892,203 shares of Common Stock that are obtainable upon exercise of options granted to Mr. Ehrlichman by the Company, of which options to acquire 1,892,203 shares of Common Stock are currently exercisable, (iii) 903,092 shares of Common Stock that are obtainable upon vesting and settlement of

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RSUs granted to Mr. Ehrlichman by the Company, 244,523 of which vest within 60 days, and (iv) 6,416,712 shares of Common Stock held by West Equities, LLC, over which Mr. Ehrlichman has sole voting and investment power.
(3)Based solely on the information contained in its Schedule 13G filed (Amendment No. 2) filed with the SEC by Granahan Investment Management, LLC (“Granahan”) on December 31, 2023, Granahan is the beneficial owner of 11,890,749 shares of common stock. Granahan has sole power to vote or direct the vote with respect to 9,766,417 shares of common stock that it beneficially owns and sole dispositive power with respect to 11,890,749 shares of common stock. It has no shared voting or shared dispositive power.
(4)This amount includes (i) 20,123 shares of common stock held directly by Mr. Tabak; and (ii) 272,188 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Tabak by the Company of which 10,332 vest within 60 days of March 31, 2024.
(5)This amount includes (i) 836,068 shares of common stock held directly by Mr. Neagle; (ii) 27,390 shares of common stock that are obtainable upon exercise of options granted to Mr. Neagle by the Company of which options to acquire 27,390 shares of common stock are currently exercisable and 181 options to acquire are exercisable within 60 days of March 31, 2024, and (iii) 441,848 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Neagle by the Company of which 110,830 vest within 60 days of March 31, 2024.
(6)This amount includes (i) 128,303 shares of common stock held directly by Mr. Kell, and (ii) 65,125 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Kell.
(7)This amount includes (i) 56,707 shares of common stock held directly by Ms. Lam, and (ii) 77,068 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Ms. Lam.
(8)This amount includes (i) 37,175 shares of common stock held directly by Mr. Pickerill, (ii) 35,231 shares of common stock that are obtainable upon exercise of options granted to Mr. Pickerill by the Company, of which options to acquire 35,231 shares of common stock are currently exercisable, and (iii) 82,097 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Pickerill by the Company.
(9)This amount includes 43,249 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Ms. Reierson.
(10)This amount includes (i) 31,023 RSUs vested outstanding for Mr. Tulloch, and (ii) 75,188 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Tulloch.
(11)This amount includes (i) 1,976 shares of common stock held directly by Ms. Velasquez, and (ii) 43,249 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Ms. Velasquez.
(12)This amount includes (i) 41,574 shares of common stock held directly by Mr. Vengalil, and (ii) 89,548 shares of common stock that are obtainable upon vesting and settlement of RSUs granted to Mr. Vengalil.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in the Company’s common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company, the Company believes that its officers subject to Section 16 reporting, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2023, except that, due to an administrative oversight, Matthew Ehrlichman, Chief Executive Officer and Chairman, filed a Form 4 one trading day late reporting a transaction that took place on May 17, 2023.

68	2024 Proxy Statement

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://ir.porchgroup.com/, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above is not incorporated into, and is not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.
You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April 24, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

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FORM 10-K

We will make available, on or about April 24, 2024, the proxy materials, including our Form 10-K at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Form 10-K on the investor relations page of our website at https://ir.porchgroup.com/.
We will also provide, free of charge, to each person, any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Form 10-K. Requests for such copies should be addressed to our General Counsel and Secretary at the address below:
Porch Group, Inc.
411 1st Avenue South, Suite 501
Seattle, WA 98104
Attention: General Counsel and Secretary
Telephone: (855) 767-2400
Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available upon request at a reasonable charge.

70	2024 Proxy Statement

QUESTIONS AND ANSWERS

Why am I receiving these materials?
We are distributing our proxy materials because the Board is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
What proposals will be voted on at the Annual Meeting?
Stockholders will vote on three proposals at the Annual Meeting:
■The election of the eight directors named in this proxy statement until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation, removal or other termination of service;
■The ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
■The approval of, on an advisory (non-binding) basis, the compensation of our NEOs.
We will also consider other business, if any, that properly comes before the Annual Meeting.
What happens if other business not discussed in this proxy statement comes before the meeting?
The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Certificate of Incorporation, Bylaws, and Delaware law, the Company’s Chief Executive Officer and Chairman and General Counsel and Secretary will use their discretion in casting all of the votes that they are entitled to cast.
How does the Board recommend that stockholders vote on the proposals?
The Board recommends that stockholders vote “FOR” the election of all eight director nominees, “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and “FOR” the non-binding advisory resolution to approve NEO compensation.
Who is entitled to vote?
The record date for the Annual Meeting is the close of business on April 15, 2024. As of the record date, 98,198,656 shares of common stock, par value $0.0001 per share, were outstanding. Only holders of record of the Company’s common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of the Company’s common stock held by such stockholder on the record date.
What do I need for admission to the Annual Meeting?
The Annual Meeting will be held entirely over the Internet via live video webcast to allow for greater participation by all of our stockholders, regardless of their geographic location.
If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date, you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRCH2024 and logging in by entering the 16-digit control number found on your proxy card or voter instruction form. If you lost your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting

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www.virtualshareholdermeeting.com/PRCH2024 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares, examine our list of stockholders or submit questions during the meeting.
You may log into the virtual annual meeting beginning at 9:45 a.m. Pacific Time on June 12, 2024, and the Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual stockholder login site for assistance.
How can I vote my shares without attending the Annual Meeting?
If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instructions form. Internet or telephonic voting may also be available. Please see your voting instructions form provided by your broker, bank or other nominee for further details.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
■delivering to the attention of the General Counsel and Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy;
■delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
■attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is Proposal 2 to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The other proposals are non-routine matters.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal 2, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposals 1 and 3, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.
What constitutes a quorum?
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date will constitute a quorum for the transaction of business at the Annual Meeting. The record date is the close of business on April 15, 2024. Abstentions, withhold votes, and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

72	2024 Proxy Statement

What vote is required to approve each matter to be considered at the Annual Meeting?
PROPOSAL 1: ELECTION OF THE EIGHT DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT
Our Bylaws provide for a plurality voting standard for the election of directors. This means that the eight directors receiving the highest number of votes at the Annual Meeting will be elected; however, any director nominee who receives more “WITHHOLD” votes than “FOR” votes will tender his or her resignation to the Board promptly following certification of the stockholder vote. See "Corporate Governance, Structure and Responsibility—Plurality Plus Voting for Directors; Director Resignation Policy" for more information. Brokers do not have discretion to vote on this proposal. Withhold votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 2. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal 2.
PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON “SAY-ON-PAY”
The majority of votes cast by the stockholders present in person at the Annual Meeting or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of Proposal 3. Brokers do not have discretion to vote on this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Pacific Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction form?
If you are a holder of record of the Company’s common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:
■“FOR” the election of each director nominee;
■“FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
■“FOR” the approval of, on an advisory (non-binding) basis, the compensation of our NEOs.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction form), your shares:
■will be counted as present for purposes of establishing a quorum;
■will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2); and
■will not be counted in connection with the election of the eight director nominees named in this proxy statement (Proposal 1) and approval of, on an advisory (non-binding basis), the compensation of our NEOs (Proposal 3), or any other non-routine matters that are properly presented at the Annual Meeting. For each of

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these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.
The Board knows of no matter to be presented at the Annual Meeting other than Proposals 1, 2 and 3. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of the Board. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.
Will a stockholder list be available for inspection?
The names of stockholders of record entitled to vote at the Annual Meeting will be available to such stockholders ten days prior to the Annual Meeting for any purpose reasonably relevant to the meeting, during normal business hours at the Company's principal place of business located at 411 1st Avenue S., Suite 501, Seattle, WA 98104. The stockholder list will also be available to stockholders of record for examination during the Annual Meeting at www.virtualshareholdermeeting.com/PRCH2024. You will need the control number included on your Internet Notice, proxy card, or voting instructions form, or otherwise provided by your bank, broker or other nominee.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials to be received now or in the future, please contact our mailing agent, Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.
How can I find out the results of the voting at the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
Who is soliciting my vote, and who bears the expense?
The Board is soliciting your proxy, as a holder of our common stock, for use at the Annual Meeting and any adjournment or postponement of such meeting.
The Company will bear the entire cost of preparing, assembling, and mailing the proxy materials. The Company may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees and no additional compensation will be made to any of our employees for such solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.
When are stockholder proposals due for next year’s annual meeting of the stockholders?
Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Certificate of Incorporation, our Bylaws, and the rules established by the SEC.
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2025 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), we must receive the proposal at our principal executive offices (Corporate Secretary, Porch Group, Inc. 411 1st Avenue South, Suite 501, Seattle, WA 98104) by the close of business on December 31, 2024. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

74	2024 Proxy Statement

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2025 annual meeting of stockholders, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the Annual Meeting. Therefore, such notice must be received between February 13, 2025 and the close of business on March 14, 2025, to be considered timely. However, if our 2025 annual meeting occurs more than 30 days before or 60 days after June 12, 2024, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2025 annual meeting of stockholders or the 10th day following the day on which public announcement is made of the date of the 2025 annual meeting of stockholders, and (B) not earlier than the 120th day prior to the 2025 annual meeting of stockholders.
The above-mentioned proposals must also comply with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Exchange Act, to the extent applicable. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.
Whom can I contact for further information?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our General Counsel and Secretary at Porch Group, Inc., 411 1st Avenue South, Suite 501, Seattle, WA 98104 or by telephone at (855) 767-2400.

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OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.
If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

76	2024 Proxy Statement

Appendix A: Use of Non-GAAP Financial Measures

Non-GAAP Financial Measures
Porch’s annual and quarterly reports include non-GAAP financial measures, such as Adjusted EBITDA (Loss) and Adjusted EBITDA (Loss) as a percent of revenue.
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; provision for doubtful accounts related to reinsurance, or related recoveries; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) as a percent of revenue is defined as Adjusted EBITDA (loss) divided by total revenue.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.

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The following table reconciles net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands).

	Year Ended December 31,		Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022	2023	2022
Net loss	$(133,933)	$(156,559)	$(2,486)	$(35,473)	$(8,230)	$(119,949)
Interest expense	31,828	8,723	10,598	2,219	20,865	4,371
Income tax provision (benefit)	622	842	588	574	704	552
Depreciation and amortization	24,415	27,930	5,914	6,356	12,186	15,031
Gain on extinguishment of debt	(81,354)	—	—	—	—	—
Other expense (income), net	(3,893)	(571)	(368)	(608)	(1,553)	(678)
Impairment loss on intangible assets and goodwill	57,232	61,386	—	4,329	—	61,386
Loss (gain) on reinsurance contract	36,042	—	(5,159)	—	(12,202)	—
Impairment loss on property, equipment, and software	254	637	—	535	—	567
Stock-based compensation expense	20,709	27,041	432	6,396	7,411	11,485
Mark-to-market losses (gains)	(1,003)	(21,364)	774	1,585	(783)	1,983
Restructuring costs (1)	4,015	647	1,226	647	1,938	647
Acquisition and other transaction costs	552	1,687	144	104	166	365
Adjusted EBITDA (Loss)	$(44,514)	$(49,601)	$11,663	$(13,336)	$20,502	$(24,240)
Adjusted EBITDA (Loss) as a percentage of revenue	(10)%	(18)%	10%	(21)%	8%	(17)%
______________________________________
(1)Primarily consists of costs related to forming a reciprocal exchange.

78	2024 Proxy Statement

Appendix B: Use of Key Performance Measures

Key Performance Measures and Operating Metrics
In the management of our businesses, we identify, measure and evaluate a variety of operating metrics. The key performance measures and operating metrics used in managing our businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
The following table summarizes operating metrics for each of the periods indicated.

		Year Ended December 31,
		2023	2022	% Change
Gross Written Premium (in millions)		$525	$536	(2)%
Policies in Force (in thousands)		310	389	(20)%
Annualized Revenue per Policy (unrounded)		$984	$872	13%
Annualized Premium per Policy (unrounded)		$1,884	$1,215	55%
Premium Retention Rate		96%	107%
Gross Loss Ratio		69%	72%
Average Companies in Quarter (unrounded)	(1)	30,476	29,032	5%
Average Monthly Revenue per Account in Quarter (unrounded)	(1)	$1,184	$794	49%
Monetized Services (unrounded)		903,455	1,128,223	(20)%
Average Quarterly Revenue per Monetized Service (unrounded)	(1)	$404	$184	119%
_________________________________________________________
(1)Amounts for periods that include more than one quarter are calculated as the average of the quarters within the period.
Gross Written Premium. We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force. We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy. We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy. We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate. We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio. We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Average Companies in Quarter. We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter. We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.

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Monetized Services. We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare Internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service. We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

80	2024 Proxy Statement

Appendix C: Additional Information

Additional Information Regarding Change of Independent Registered Public Accounting Firm
As reported on the Company’s Current Report on Form 8-K dated October 2, 2023, the Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) on October 2, 2023 as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023. Also on October 2, 2023 and effective as of such date, the Company dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm. The Audit Committee approved both the appointment of Grant Thornton and dismissal of EY.
■EY’s audit reports on the financial statements of the Company for the years ended December 31, 2022 and 2021 contained an unqualified opinion on the Company's consolidated financial statements and an adverse opinion on the Company’s internal control over financial reporting; however they did not include a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and in the subsequent interim period through October 2, 2023, there have been no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.
■During the Company’s two most recent fiscal years and in the subsequent interim period through October 2, 2023, EY did not advise the Company of any of the events requiring reporting in this Current Report on Form 8-K under Item 304(a)(1)(v) of Regulation S-K, except for (a) the material weaknesses of internal control over financial reporting disclosed by the Company in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 related to the design and implementation of information technology general controls in the areas of user access and program change-management for systems, and related process-level automated controls, supporting the Company’s internal control processes; the identification, design, implementation, and retention of evidence of control activities, including controls over the completeness and accuracy of information produced by the entity that is used in the operation of its control activities; and the quantity of personnel across the organization to design and operate internal controls commensurate with the nature, growth, and complexity of our business and (b) the material weakness of internal control over financial reporting disclosed by the Company in Part II, Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 related to the ineffective design and operation of information technology (“IT”) general controls over the IT systems supporting the Company’s subsidiary, Homeowners of America (HOA), and the ineffective business process controls (automated and manual) that are dependent on the ineffective IT systems.
■The Company requested that EY furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. EY furnished the letter confirming its agreement with the above statements. A copy of EY’s letter, dated October 2, 2023, is filed as Exhibit 16.1 to the Company’s Form 8-K dated October 2, 2023.
■The Company has been advised by Grant Thornton that it will have a representative present at the Annual Meeting and that such representative will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

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Proxy Card

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V48171-P03815 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PORCH GROUP, INC.

The Board of Directors recommends you vote FOR all of the nominees in Proposal 1.

	For All	Withhold All	For All Except
1. To elect eight directors to serve until the 2025 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Matthew Ehrlichman
02) Sean Kell
03) Rachel Lam
04) Alan Pickerill
05) Amanda Reierson
06) Maurice Tulloch
07) Camilla Velasquez
08) Regi Vengalil

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Porch Group, Inc. for the year ending December 31, 2024.	☐	☐	☐
3. To approve of, on an advisory (non-binding) basis, the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business that may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V48172-P03815

PORCH GROUP, INC.
Annual Meeting of Stockholders
June 12, 2024, 10:00 a.m. Pacific Time

The undersigned stockholder(s) hereby revoke(s) any proxy previously given and appoint(s) Matthew Ehrlichman and Matthew Cullen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Porch Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Time on June 12, 2024, via live webcast at www.virtualshareholdermeeting.com/PRCH2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be deemed to grant authority to vote in favor of the election of all nominees listed in Proposal 1 unless the stockholder(s) specifically indicate(s) that authority to vote for the election of any or all nominees is withheld. If any other matter is properly presented at the Annual Meeting of Stockholders, and any adjournment or postponement thereof, this proxy will be voted in the named proxies' discretion on such matter.

Continued and to be signed on reverse side